Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

BIOTELEMETRY, INC.

at

$72.00 Net Per Share

by

DAVIES MERGER SUB, INC.,

a wholly owned subsidiary of

PHILIPS HOLDING USA INC.,

a wholly owned subsidiary of

KONINKLIJKE PHILIPS N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON FEBRUARY 9, 2021 (ONE MINUTE AFTER 11:59 P.M., NEW YORK TIME, ON FEBRUARY 8, 2021), UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of December 18, 2020 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among BioTelemetry, Inc., a Delaware corporation (“BioTelemetry”), Philips Holding USA Inc., a Delaware corporation (“Parent”), and Davies Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Parent. Purchaser is offering to purchase any and all of the shares of common stock, par value $0.001 per share (the “Shares”), of BioTelemetry that are outstanding at a price of $72.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

Pursuant to the Merger Agreement, as soon as practicable following the time we accept for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”), and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will merge with and into BioTelemetry (the “Merger”) without a meeting of the stockholders of BioTelemetry in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with BioTelemetry continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Koninklijke Philips N.V., a corporation organized under the laws of The Netherlands (“Royal Philips”), Parent, Purchaser or BioTelemetry, which Shares will be canceled and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

THE BOARD OF DIRECTORS OF BIOTELEMETRY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

After careful consideration, the board of directors of BioTelemetry (the “BioTelemetry Board”) has, at a duly convened and held meeting, unanimously: (i) approved and declared advisable the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by BioTelemetry of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iii) recommended that BioTelemetry’s stockholders accept the Offer and tender their Shares in the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon: (i) the number of Shares validly tendered (and not properly withdrawn) prior to 12:00 midnight, New York time, on February 9, 2021 (one minute after 11:59 P.M., New York time, on February 8, 2021) (the “Expiration Time,” unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by us, will expire) (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Time) together with the Shares then owned by Purchaser, representing at least one Share more than 50% of the then outstanding Shares; (ii) the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and, if applicable, any contractual waiting periods under any timing agreements with governmental entities with jurisdiction over enforcement of any applicable antitrust laws applicable to the transactions contemplated by the Merger Agreement having expired or been earlier terminated; and (iii) other customary conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.” After the Offer Acceptance Time and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Parent, Purchaser and BioTelemetry will cause the Merger to become effective without a meeting of the stockholders of BioTelemetry in accordance with Section 251(h) of the DGCL.

A summary of the principal terms of the Offer appears on pages i through vii of this Offer to Purchase. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.

December 23, 2020

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should, prior to the Expiration Time, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

The Letter of Transmittal, the certificates for the Shares (if not held in book-entry form) and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York time, on February 9, 2021 (one minute after 11:59 P.M., New York time, on February 8, 2021), unless extended).

*****

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. In addition, requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

The Information Agent for the Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

(800) 561-3947

SUMMARY TERM SHEET

Securities Sought:	Any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of BioTelemetry, Inc., a Delaware corporation (“BioTelemetry”).

Price Offered Per Share:	$72.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes.

Scheduled Expiration Time:	12:00 midnight, New York time, on February 9, 2021 (one minute after 11:59 P.M., New York time, on February 8, 2021), unless the Offer (as defined below) is extended.

Purchaser:	Davies Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation (“Parent”). Parent is a wholly owned subsidiary of Koninklijke Philips N.V., a corporation organized under the laws of The Netherlands (“Royal Philips”).

BioTelemetry Board Recommendation:	The board of directors of BioTelemetry (the “BioTelemetry Board”) has, at a duly convened and held meeting, unanimously: (i) approved and declared advisable the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by BioTelemetry of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iii) recommended that BioTelemetry’s stockholders accept the Offer and tender their Shares in the Offer.

The following are some questions that you, as a stockholder of BioTelemetry, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson LLC, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

We are Davies Merger Sub, Inc., a Delaware corporation, or “Purchaser,” formed for the purpose of making the Offer and merging with and into BioTelemetry. We are a wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation, or “Parent.” Parent is a wholly owned subsidiary of Royal Philips. We are making this Offer pursuant to the Agreement and Plan of Merger, dated as of December 18, 2020 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, Purchaser and BioTelemetry. See the “Introduction” and Section 8 — “Certain Information Concerning Purchaser, Parent and Royal Philips.”

i

How many Shares are you offering to purchase in the Offer?

We are making the Offer to purchase any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”

Why are you making the Offer?

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, BioTelemetry, while allowing BioTelemetry’s stockholders an opportunity to receive the Offer Price promptly after the Expiration Time (but no later than the third business day after the Expiration Time) by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Parent and BioTelemetry will consummate the Merger as soon as practicable thereafter without any action by the stockholders of BioTelemetry in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”), BioTelemetry will become a wholly owned subsidiary of Parent. See Section 12 — “Purpose of the Offer; Plans for BioTelemetry.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $72.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What does the BioTelemetry Board recommend?

After careful consideration, the BioTelemetry Board has, at a duly convened and held meeting, unanimously: (i) approved and declared advisable the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by BioTelemetry of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iii) recommended that BioTelemetry’s stockholders accept the Offer and tender their Shares in the Offer.

See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for BioTelemetry” and BioTelemetry’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to BioTelemetry’s stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Time), together with the Shares then owned by Purchaser, representing at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

•

the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and, if applicable, any contractual waiting periods under any timing agreements with governmental entities with jurisdiction over enforcement of any applicable antitrust laws applicable to the transactions contemplated by the Merger Agreement having expired or been earlier terminated (the “Regulatory Approval Condition”); and

•	other customary conditions described in this Offer to Purchase as set forth in Section 15 — “Conditions to the Offer.”

We and Parent may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without BioTelemetry’s consent. See Section 15 — “Conditions to the Offer.”

Is the Offer subject to any financing condition?

No. The Offer is not subject to any financing condition.

Do you have the financial resources to pay for all Shares?

Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and to pay related fees and expenses is approximately $2.75 billion. Royal Philips has guaranteed the full and timely performance by Parent and Purchaser of their respective obligations under the Merger Agreement, including our payment obligations in respect of the Offer, and will provide funding for our acquisition of the remaining Shares in the Merger. Royal Philips will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Royal Philips expects to fund such cash requirements with cash on hand. See Section 9 — “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender pursuant to the Offer?

No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the consummation of the Offer is not subject to any financing condition;

•	the Offer is being made for all Shares solely for cash;

•	if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•	we, through Royal Philips, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

What percentage of Shares do you or your controlled affiliates currently own?

None of Purchaser, Parent or Royal Philips or any of their respective controlled affiliates currently own any Shares.

How long do I have to decide whether to tender pursuant to the Offer?

You will be able to tender your Shares pursuant to the Offer until 12:00 midnight, New York time, on February 9, 2021 (one minute after 11:59 P.M., New York time, on February 8, 2021) (the “Expiration Time,”

unless Purchaser extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by American Stock Transfer & Trust Company, LLC, our depositary for the Offer (the “Depositary”), within two NASDAQ Global Select Market (“NASDAQ”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?

Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Time, but in no event will we be required to extend the Offer beyond the End Date (as defined below).

Pursuant to the Merger Agreement, we are required to extend the Offer:

•	for the minimum period required by any legal requirement, interpretation or position of the SEC or its staff or NASDAQ or its staff, in each case, applicable to the Offer; and

•

on one or more occasions in consecutive increments of up to 10 business days per extension if, as of the scheduled Expiration Time, any Offer Condition (as defined below) is not satisfied or waived by Parent and Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable law), to permit such Offer Condition to be satisfied.

The Merger Agreement provides that we are not required to extend the Offer beyond the End Date. The “End Date” means the earlier to occur of (x) the valid termination of the Merger Agreement and (y) the “End Date,” which is June 16, 2021, as summarized below in Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement.” If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.”

How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York time, on the next business day after the previously scheduled Expiration Time. See Section 1 — “Terms of the Offer.”

How do I tender my Shares pursuant to the Offer?

To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Time. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.

If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”

Until what time may I withdraw previously tendered Shares?

Except as otherwise provided in Section 4 — “Withdrawal Rights,” tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

How do I properly withdraw previously tendered Shares?

To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

Upon the successful consummation of the Offer, will Shares continue to be publicly traded?

No. Following the consummation of the Offer, we, Parent and BioTelemetry expect to consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. Following the consummation of the Merger (the “Closing”), we intend to cause BioTelemetry to be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the “Exchange Act”). See Section 13 — “Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and accepted for payment by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Merger Closing Conditions”), then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of BioTelemetry’s stockholders pursuant to Section 251(h) of the DGCL. See Section 13 — “Certain Effects of the Offer.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

No. None of us, Parent or BioTelemetry are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.

Will there be a subsequent offering period?

No. Pursuant to Section 251(h) of the DGCL and due to the obligations of Parent, us and BioTelemetry under the Merger Agreement, we expect the Merger to occur as soon as practicable following the Offer Acceptance Time without a subsequent offering period. See Section 1 — “Terms of the Offer.”

v

If I object to the price being offered, will I have appraisal rights?

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Concurrently with the commencement of the Offer, BioTelemetry is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.

If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?

Subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Parent and BioTelemetry will consummate the Merger as soon as practicable following the Offer Acceptance Time. If the Merger is consummated, then stockholders who did not tender their Shares pursuant to the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with the DGCL. Therefore, if the Merger takes place, the only differences to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.

Furthermore, following the Offer, it is possible that the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See Section 13 — “Certain Effects of the Offer.”

See Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date and the “premium” I am receiving?

The Offer Price of $72.00 per Share represents an approximate:

•	16.5% premium to the closing price per Share reported on NASDAQ on December 17, 2020, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•	45.7% premium over the average closing trading prices for the Shares for the 60-day period ending on December 17, 2020.

On December 17, 2020, the last trading day before we commenced the Offer, the closing price of Shares reported on NASDAQ was $61.78 per Share.

We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (but no later than the third business day after the Expiration Time) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal, and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”

What will happen to my equity awards in the Offer?

The Offer is being made only for Shares and not for options to purchase Shares (“BioTelemetry Options”), restricted stock units with respect to Shares (“BioTelemetry RSUs”) or performance stock units with respect to Shares (“BioTelemetry PSUs”). Holders of outstanding BioTelemetry Options may participate in the Offer only if they first exercise such BioTelemetry Options (to the extent exercisable) and holders of BioTelemetry RSUs and BioTelemetry PSUs may participate in the Offer only if such BioTelemetry RSUs or BioTelemetry PSUs first become vested and settled in Shares, in each case in accordance with the terms of the applicable BioTelemetry equity plan and other applicable BioTelemetry award agreements and the holder thereafter tenders the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement needs to be completed sufficiently in advance of the Expiration Time to assure that the holder of such outstanding BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

At the Effective Time, each BioTelemetry Option, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holders thereof to receive (without interest) an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such BioTelemetry Option immediately prior to the Effective Time by (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such BioTelemetry Option, less any applicable withholding taxes. Any BioTelemetry Options with an exercise price per share greater than or equal to the Offer Price will be canceled at the Effective Time for no consideration or payment.

At the Effective Time, each outstanding BioTelemetry RSU, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holder thereof to receive (without interest) an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such BioTelemetry RSU immediately prior to the Effective Time by (ii) the Merger Consideration, less any applicable withholding taxes.

At the Effective Time, each outstanding BioTelemetry PSU will, automatically and without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive (without interest) an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such BioTelemetry PSU immediately prior to the Effective Time (assuming that 100% of the applicable target had been achieved and the performance period had ended, in each case, immediately prior the Effective Time) by (ii) the Merger Consideration, less any applicable withholding taxes.

See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs.”

What are the U.S. federal income tax consequences of the Offer and the Merger?

The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange in the Merger and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), then except as described below in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders,” you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

To whom should I talk if I have additional questions about the Offer?

You may call Georgeson LLC, the Information Agent, toll-free at (800) 561-3947.

To the Holders of Shares of Common Stock of BioTelemetry:

INTRODUCTION

The Offer is being made pursuant to the Merger Agreement by and among Parent, BioTelemetry and us. We are offering to purchase any and all of the outstanding Shares at the Offer Price, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

The Offer and the withdrawal rights will expire at the Expiration Time, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.

If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal or other applicable form, you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”

Subject to the provisions of the Merger Agreement, as soon as practicable following the Offer Acceptance Time, we, Parent and BioTelemetry will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as Parent, Purchaser and BioTelemetry agree in writing and specify in the Certificate of Merger, at which time BioTelemetry will become the Surviving Corporation and a wholly owned subsidiary of Parent. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding taxes, except for Shares then owned by Royal Philips, Parent, Purchaser or BioTelemetry, which Shares will be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”

After careful consideration, the BioTelemetry Board has, at a duly convened and held meeting, unanimously: (i) approved and declared the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by BioTelemetry of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iii) recommended that BioTelemetry’s stockholders accept the Offer and tender their Shares in the Offer.

A more complete description of the BioTelemetry Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to BioTelemetry’s stockholders in connection with the Offer.

Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

The Offer is not subject to any financing condition.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the satisfaction or waiver by us and Parent of the Regulatory Approval Condition and the other customary conditions described in Section 15 — “Conditions to the Offer.”

According to BioTelemetry, as of December 16, 2020, there were (a) 34,310,908 Shares issued and outstanding, (b) no Shares were issued and held by BioTelemetry in its treasury, (c) no shares of preferred stock of BioTelemetry, par value $0.001 per share (the “Preferred Shares”) were issued and outstanding or held by BioTelemetry in its treasury, (d) no Shares or Preferred Shares were reserved for issuance other than 1,420,352 Shares reserved for issuance pursuant to the BioTelemetry’s 2017 Omnibus Incentive Plan, 2008 Equity Incentive Plan and 2008 Non-Employee Directors’ Stock Option Plan (the “BioTelemetry Equity Plans”), (e) 2,904,248 Shares were underlying outstanding BioTelemetry Options, (f) 899,500 Shares were underlying outstanding BioTelemetry RSUs and (g) 138,904 Shares were underlying outstanding BioTelemetry PSUs (assuming satisfaction of applicable performance goals at the target level). Based upon the foregoing and assuming that (i) no other Shares were or are issued after December 16, 2020 and (ii) no BioTelemetry Options, BioTelemetry RSUs, BioTelemetry PSUs or other equity-based awards denominated in Shares have been granted or have expired after December 16, 2020, the Minimum Condition would be satisfied if at least (A) 17,155,455 Shares, assuming BioTelemetry did not and does not receive a notice of exercise with respect to any BioTelemetry Options prior to the expiration of the Offer, or (B) 18,607,579 Shares, assuming BioTelemetry receives notices of exercise with respect to all BioTelemetry Options prior to the expiration of the Offer, are validly tendered and not properly withdrawn prior to the Expiration Time. The actual number and percentage of outstanding Shares that are required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding at the Expiration Time. The terms of the BioTelemetry Equity Plans provide for a “net exercise” feature with respect to certain stock options, and to the extent the holders of such BioTelemetry Options choose to net exercise such awards, fewer than 2,904,248 Shares would be issued by BioTelemetry in respect of the BioTelemetry Options prior to the Expiration Time and the number of Shares necessary to satisfy the Minimum Condition would be adjusted accordingly.

The Merger will be governed by Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Parent, we and BioTelemetry will cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of stockholders of BioTelemetry in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Application of Section 251(h) of the DGCL.” At the Effective Time, our directors immediately prior to the Effective Time will be the only directors of the Surviving Corporation.

Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), at or as promptly as practicable following the Expiration Time, Purchaser shall (and Parent shall cause Purchaser to) accept for payment and at or promptly after the Expiration Time (but no later than the third business day after the Expiration Time) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as permitted under Section 4 — “Withdrawal Rights.”

The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition, the satisfaction or waiver by us and Parent of the Regulatory Approval Condition and the other customary conditions described in Section 15 — “Conditions to the Offer.”

We expressly reserve the right to (i) increase the Offer Price, (ii) waive any condition described in Section 15 — “Conditions to the Offer” (each, an “Offer Condition”) other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that unless otherwise expressly provided by the Merger Agreement, without the prior written consent of BioTelemetry, we will not, and Parent will cause us not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose any conditions to the Offer other than the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions in a manner that makes such Offer Condition more difficult to satisfy, (F) amend, modify or waive the Minimum Condition, (G) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (I) otherwise amend, modify or supplement any of the other material terms of the Offer in a manner that makes the Offer Conditions more difficult to satisfy (except for actions described in any of “(A)” through “(I)” above that are (1) expressly required by the Merger Agreement, (2) required by law or (3) taken in response to written comments or questions received from the SEC).

There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Parent and BioTelemetry will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the Closing.

The Merger Agreement separately provides that we are required to extend the Offer beyond the initial Expiration Time on one or more occasions in consecutive increments of up to 10 business days per extension if, as of the scheduled Expiration Time, any Offer Condition is not satisfied or waived by us and by Parent (to the extent such waiver is permitted under the Merger Agreement and applicable law), to permit such Offer Condition to be satisfied. In addition, we will extend the Offer for the minimum period required by any legal requirement, interpretation or position of the SEC or its staff or NASDAQ or its staff. The Merger Agreement provides that we are not required to extend the Offer beyond the End Date, as summarized below in Section 11 — “The Merger Agreement; Other Agreements — Termination of the Merger Agreement.” For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.

If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Offer Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Time, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.

If, prior to the Expiration Time, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on BioTelemetry’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), at or as promptly as practicable following the Expiration Time, Purchaser shall (and Parent shall cause Purchaser to) irrevocably accept for payment and at or promptly after the Expiration Time (but no later than the third business day after the Expiration Time) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•

for Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•

a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when the above referenced items (including Share Certificates or Book-Entry Confirmations with respect to tendered Shares) are actually received by the Depositary.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.

We reserve the right to transfer or assign in whole or in part from time to time to Parent or one or more affiliates of Parent or us the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.

3.	Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares. No alternative, conditional or contingent tenders will be accepted. In order for a BioTelemetry stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:

•

for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time;

•

for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Time; or

•

for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Time.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal or a completed, applicable IRS Form W-8) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•

the Letter of Transmittal is signed by each registered holder (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•

Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature

Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

•

the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.

Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Offer Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

Appointment as Proxy. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Offer Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of BioTelemetry’s stockholders.

BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs. The Offer is made only for outstanding Shares and is not made for any BioTelemetry Options, BioTelemetry RSUs or BioTelemetry PSUs. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs” for a description of the treatment of the BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs.

Backup Withholding. To prevent U.S. federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) should provide the Depositary with its correct taxpayer identification number (if applicable) and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or an applicable IRS Form W-8 or by otherwise furnishing other applicable documentation certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.

For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This summary does not apply to any right to purchase capital stock of BioTelemetry and does not apply to holders who receive cash pursuant to the exercise of appraisal rights. This summary applies only to holders that hold their Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment), and may not apply to Shares received pursuant to the exercise of employee stock options pursuant to restricted stock units or otherwise as compensation, Shares held as “qualified small business stock” or “Section 1244 stock,” Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (including, but not limited to, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the U.S. alternative minimum or Medicare taxes, federal gift or estate tax, or state, local or foreign taxation.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.

This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger, or transactions pertaining to BioTelemetry Options, BioTelemetry RSUs or BioTelemetry PSUs that are canceled and converted into the right to receive cash, as the case may be, in connection with the Merger.

THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.

United States Holders. For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Each United States Holder should consult such United States Holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the United States Holder’s respective different blocks of Shares.

Non-United States Holders. For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder.

In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:

•

the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•	the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•

BioTelemetry is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-United States Holder were a resident of the United States. Non-United States Holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Gains described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Non-United States Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

In general, BioTelemetry would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of BioTelemetry’s total worldwide interests in real property plus BioTelemetry’s business assets. BioTelemetry believes that it is not, and does not anticipate becoming, a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes. Even if BioTelemetry were treated as a United States real property holding corporation, such treatment will not cause gain realized by a Non-United States Holder on a disposition of Shares to be subject to U.S. federal income tax so long as (1) the Non-United States Holder owned, directly, indirectly and constructively, no more than 5% of BioTelemetry’s common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-United States Holder’s holding period and (2) the Shares are regularly traded on an established securities market.

Information Reporting and Backup Withholding. Payments made to a non-corporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.

Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN or IRS Form W-8BEN-E (or other documentation upon which a payor may rely to treat the payment as made to a Non-United States Holder).

6.	Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “BEAT.”

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on NASDAQ as reported on NASDAQ:

	High	Low
Year Ended December 31, 2018:
First Quarter	$35.90	$29.75
Second Quarter	$46.55	$30.60
Third Quarter	$64.45	$46.35
Fourth Quarter	$73.62	$49.75
Year Ended December 31, 2019:
First Quarter	$77.59	$55.35
Second Quarter	$62.59	$46.62
Third Quarter	$49.06	$39.01
Fourth Quarter	$47.65	$37.52
Year Ended December 31, 2020:
First Quarter	$55.27	$28.93
Second Quarter	$50.53	$35.15
Third Quarter	$46.31	$35.95
Fourth Quarter (through December 22, 2020)	$73.10	$39.43

According to BioTelemetry, as of December 16, 2020, there were (a) 34,310,908 Shares issued and outstanding, (b) no Shares were issued and held by BioTelemetry in its treasury, (c) no shares of preferred stock of BioTelemetry, par value $0.001 per share (the “Preferred Shares”) were issued and outstanding or held by BioTelemetry in its treasury, (d) no Shares or Preferred Shares were reserved for issuance other than 1,420,352 Shares reserved for issuance pursuant to the BioTelemetry 2017 Omnibus Incentive Plan, 2008 Equity Incentive Plan and 2008 Non-Employee Directors’ Stock Option Plan, (e) 2,904,248 Shares were underlying outstanding BioTelemetry Options, (f) 899,500 Shares were underlying outstanding BioTelemetry RSUs and (g) 138,904 Shares were underlying outstanding BioTelemetry PSUs (assuming satisfaction of applicable performance goals at the target level). Based upon the foregoing and assuming that (i) no other Shares were or are issued after December 16, 2020 and (ii) no BioTelemetry Options, BioTelemetry RSUs, BioTelemetry PSUs or other equity-based awards denominated in Shares have been granted or have expired after December 16, 2020, the Minimum Condition would be satisfied if at least (A) 17,155,455 Shares, assuming BioTelemetry did not and does not receive a notice of exercise with respect to any BioTelemetry Options prior to the expiration of the Offer, or (B) 18,607,579 Shares, assuming BioTelemetry receives notices of exercise with respect to all BioTelemetry Options prior to the expiration of the Offer, are validly tendered and not properly withdrawn prior to the Expiration Time.

The Offer Price of $72.00 per Share represents an approximate:

•	16.5% premium to the closing price per Share reported on NASDAQ on December 17, 2020, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•	45.7% premium over the average closing trading prices for the Shares for the 60-day period ending on December 17, 2020.

On December 17, 2020, the last trading day before we commenced the Offer, the closing price of Shares reported on NASDAQ was $61.78 per Share.

We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.

BioTelemetry has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, BioTelemetry is not permitted to declare or pay any dividend in respect of the Shares without Parent’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of BioTelemetry.”

7.	Certain Information Concerning BioTelemetry.

Except as otherwise set forth in this Offer to Purchase, the information concerning BioTelemetry contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, Parent or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by BioTelemetry to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, Parent and the Information Agent.

General. BioTelemetry was incorporated in the State of Delaware on April 11, 2013. The principal executive offices are located at 1000 Cedar Hollow Road, Suite 102, Malvern, Pennsylvania 19355 and the telephone number is (610) 729-7000.

BioTelemetry is a remote medical technology company focused on delivery of health information to improve quality of life and reduce cost of care. It provides remote cardiac monitoring, centralized core laboratory services for clinical trials, remote blood glucose monitoring, and original equipment manufacturing that serves both healthcare and clinical research customers. With over 30,000 unique referring physicians per month, BioTelemetry provides cardiac monitoring and reporting for over one million patients per year, processing over four billion heart beats per day. BioTelemetry operates under two reportable segments: Healthcare and Research. The Healthcare segment is focused on remote cardiac monitoring to identify cardiac arrhythmias or heart rhythm disorders and to monitor the functionality of implantable cardiac devices. The Research segment is engaged in centralized core laboratory services providing cardiac monitoring, imaging services, scientific consulting and data management services for drug and medical device trials.

Available Information. BioTelemetry files annual, quarterly and current reports, proxy statements and other information with the SEC. BioTelemetry’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document BioTelemetry files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. BioTelemetry maintains a website at www.gobio.com. These website addresses are not intended to function as hyperlinks, and the information contained on BioTelemetry’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

8.	Certain Information Concerning Purchaser, Parent and Royal Philips.

Purchaser. We are a Delaware corporation and a wholly owned subsidiary of Parent and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. As soon as practicable following the Offer Acceptance Time and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into BioTelemetry, with BioTelemetry continuing as the Surviving Corporation. Our principal executive offices are located at 222 Jacobs Street, Cambridge, Massachusetts 02141. The telephone number at such office is (617) 245-5900.

Parent. Parent is a Delaware corporation whose primary activities relate to integrated manufacturing and marketing of Royal Philips products to third parties, including products imported from affiliates of Royal Philips. The principal executive offices of Parent are located at 222 Jacobs Street, Cambridge, Massachusetts 02141. The telephone number at such office is (617) 245-5900.

Royal Philips. Koninklijke Philips N.V., or Royal Philips, is a corporation organized under the laws of The Netherlands. The business address of Royal Philips is Breitner Center, Amstelplein 2, 1096 BC Amsterdam, The Netherlands. The business telephone number for Royal Philips is +31 20 59 77232. Royal Philips is a leading health technology company focused on improving people’s health and well-being, and enabling better outcomes across the health continuum — from healthy living and prevention, to diagnosis, treatment and home care. Royal Philips leverages advanced technology and deep clinical and consumer insights to deliver integrated solutions. Headquartered in the Netherlands, the company is a leader in diagnostic imaging, image-guided therapy, patient monitoring and health informatics, as well as in consumer health and home care. Royal Philips generated 2019 sales of €19.5 billion and employs approximately 81,000 employees with sales and services in more than 100 countries.

The name, country of citizenship, business address, business telephone number, current principal occupation or employment (including the name, principal business and address of the corporation or other organization in which such employment or occupation is conducted) and material occupations, positions, offices or employment held during the past five years (including the starting and ending dates of each and the name, principal business and address of the corporation or other organization in which such occupation was conducted), of each of the directors and executive officers of Purchaser, Parent and Royal Philips are set forth in Annex A of this Offer to Purchase.

We refer to Purchaser, Parent, Royal Philips and their respective subsidiaries and affiliates, collectively, as Philips.

Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with BioTelemetry,” Section 11 — “The Merger Agreement; Other Agreements” and Annex A): (i) none of Purchaser, Parent, Royal Philips or, to our knowledge or the knowledge of Parent and Royal Philips after reasonable inquiry, any of the persons or entities listed in Annex A, or any associate or majority-owned subsidiary of the foregoing, has beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of any Shares or any other securities of BioTelemetry, (ii) none of Purchaser, Parent, Royal Philips or, to our knowledge or the knowledge of Parent and Royal Philips after reasonable inquiry, any of the other persons or entities referred to in clause (i) has been party to any transaction in the Shares during the 60-day period preceding the date of this Offer to Purchase, (iii) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us, Parent and Royal Philips or, to our knowledge or the knowledge of Parent and Royal Philips after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and BioTelemetry or any of its executive officers, directors or affiliates, on the other hand, (iv) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contracts between us, Parent and Royal Philips or, to our knowledge or the knowledge of Parent and Royal Philips after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and BioTelemetry or any of its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of BioTelemetry securities, election of BioTelemetry directors or sale or other transfer of a material amount of BioTelemetry assets, (v) there are no present or proposed material agreements, arrangements, understandings or relationships between us, Parent and Royal Philips or any of our or their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and BioTelemetry or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand, and (vi) during the past five years, none of us, Parent, Royal Philips or, to our knowledge or the knowledge of Parent and Royal Philips after reasonable inquiry, any of the persons or entities listed in Annex A, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we, Parent and Royal Philips have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or Parent and/or Royal Philips with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Royal Philips maintains a website at www.philips.com. These website addresses are not intended to function as hyperlinks, and the information contained on Royal Philips’ website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.

9.	Source and Amount of Funds.

The Offer is not subject to any financing condition. Because Royal Philips has guaranteed the performance by us of our obligations under the Merger Agreement, including our payment obligations with respect to the Offer and the Merger, we believe that the business, financial condition and results of Parent and Purchaser are not material to a decision by a holder of the Shares whether to sell, hold or tender their Shares into the Offer. Royal Philips will provide us with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger. Royal Philips expects to fund such cash requirements with cash on hand.

We estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $2.75 billion.

10.	Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with BioTelemetry.

Philips regularly evaluates its business and plans and considers a variety of transactions to enhance its business. As part of this process, Philips has considered a number of alternatives for developing its Connected Care business segment, including acquisitions of other companies and businesses.

On September 28, 2020, representatives of Philips and Evercore Group L.L.C., Philips’ financial advisor (“Evercore”) convened to discuss a potential acquisition of BioTelemetry by Philips.

On October 6, 2020, Mr. Frans van Houten, Philips’ Chief Executive Officer and Chairman of its Board of Management and Executive Committee, contacted Mr. Joseph Capper, President and Chief Executive Officer of BioTelemetry, suggesting a call between them.

On October 9, 2020, Mr. van Houten and Mr. Roy Jakobs, Executive Vice President and Chief Business Leader for Philips’ Connected Care businesses, convened by telephone with Mr. Capper, to describe Philips’ interest in a potential combination transaction with BioTelemetry at a price of $60.00 per BioTelemetry share in cash, subject to the completion of due diligence. Later that day, Mr. van Houten delivered a written non-binding indication of interest to Mr. Capper setting forth Philips’ proposal.

On October 16, 2020, Mr. Capper informed Messrs. van Houten and Jakobs by telephone that the $60.00 per share price proposed by Philips was not sufficient. Mr. Capper indicated however that BioTelemetry was willing to provide limited non-public due diligence information to Philips under a confidentiality agreement if Philips was willing, as it had indicated in Mr. van Houten’s October 9 letter, to revisit valuation.

On October 18, 2020, BioTelemetry delivered to Philips a draft confidentiality agreement which contained customary restrictions on the ability of Philips to take certain actions with respect to BioTelemetry. Following the delivery of the draft confidentiality agreement by BioTelemetry, representatives of Philips and BioTelemetry negotiated the confidentiality agreement, which was executed on October 23, 2020.

Between October 19 and 30, 2020, representatives of Philips and the parties’ financial advisors undertook various conversations and exchanged various communications concerning due diligence.

On October 30, 2020, members of BioTelemetry management held a conference call with representatives of each of Philips, Raymond James & Associates, Inc., financial advisor to BioTelemetry (“Raymond James”), and Evercore in order to better understand Philips’ priority due diligence requests.

On November 4, 2020, members of BioTelemetry management held a management presentation for Philips, including the parties’ respective financial advisors, to provide the Philips team with an overview of BioTelemetry’s business and the markets for its products.

On November 8, 2020, representatives of Raymond James and Evercore held a call to discuss BioTelemetry management’s financial forecasts through calendar year 2025 and the call scheduled for the next day regarding such forecasts.

On November 9, 2020, members of BioTelemetry management held a management presentation for Philips, including the parties’ respective financial advisors, to discuss further certain of the financial information about BioTelemetry provided to date and to provide additional information regarding the peer-reviewed clinical studies for certain BioTelemetry products that had previously been shared with Philips’ management. Also on November 9, 2020, representatives of Raymond James, indicated on a telephone discussion with representatives of Evercore that they had been instructed by the BioTelemetry Board to convey that the $60.00 per share offer price was not sufficient.

On November 12, 2020, Mr. Jakobs indicated on a telephone discussion with Mr. Capper that Philips was prepared to make a revised proposal of $62.50 per share assuming Philips was provided additional and detailed due diligence information regarding BioTelemetry. Mr. Capper acknowledged that limited information regarding BioTelemetry had been provided to Philips to date. Mr. Capper stated that he would present Philips’ revised offer to the BioTelemetry Board and asked Mr. Jakobs to deliver a letter setting forth the revised proposal and a list of follow up due diligence items. Following the telephone discussion, Mr. Jakobs delivered to Mr. Capper a written non-binding indication of interest to acquire BioTelemetry for $62.50 per share and a detailed list of due diligence items.

On November 13, 2020, representatives of Raymond James indicated on a telephone discussion to representatives of Evercore that they had been instructed by the BioTelemetry Board to convey that the revised offer price of $62.50 per share was not sufficient.

On November 17, 2020, Mr. Capper indicated on a telephone discussion to Mr. Jakobs that the BioTelemetry Board was expecting a higher revised offer price and believed that an offer price in the $70s per share was more appropriate. Mr. Capper indicated that there was limited further due diligence relating to BioTelemetry’s most recent financial statements, updated pricing guidance and new customer contracts that could be provided to Philips to support a higher value if Philips wished to move forward, but BioTelemetry was not prepared to move to full confirmatory diligence at the revised offer price of $62.50 per share.

Between November 18 and 24, 2020, representatives of BioTelemetry made available to representatives of Philips additional due diligence information.

On November 24, 2020, members of BioTelemetry management held a conference call with representatives of Philips to discuss BioTelemetry’s market, forecasts and financial model. Later that day, members of BioTelemetry management held a separate conference call with representatives of Philips to discuss BioTelemetry’s software and information technology infrastructure.

On November 25, 2020, representatives of Raymond James indicated on a telephone discussion with representatives of Evercore that they had been instructed by the BioTelemetry Board to convey that a transaction between the parties was possible if Philips delivered a revised proposal that accounted for recent movement in BioTelemetry’s share price and other positive developments regarding BioTelemetry’s business.

On November 27, 2020, Mr. Jakobs indicated on a telephone discussion with Mr. Capper that Philips was prepared to make a revised proposal of $67.00 per share. Mr. Jakobs followed up this telephone call later that same day with a letter to Mr. Capper containing Philips’ revised proposal of $67.00 per share. Mr. Capper stated that he would present the revised proposal to the BioTelemetry Board.

On November 30, 2020, Mr. Capper indicated on a telephone discussion with Mr. Jakobs that the BioTelemetry Board recognized the substantial improvement in Philips’ revised bid and wished to proceed with in-depth due diligence and to negotiate the transaction documents on the timetable proposed by Philips.

On December 1, 2020, representatives of Greenberg Traurig, LLP (“GT”), legal counsel to BioTelemetry, and Sullivan & Cromwell LLP (“S&C”), legal counsel to Philips, held a conference call to discuss due diligence and the drafting and negotiation of an acquisition agreement. Later that day, representatives of S&C sent GT a list of due diligence call agendas and supplemental due diligence request lists. On December 3, 2020, BioTelemetry provided Philips and its advisors with access to a virtual data room.

During the period from December 5, 2020 to December 14, 2020, Philips and its regulatory legal counsel, Covington & Burling LLP and Bass, Berry & Sims PLC, conducted regulatory and compliance due diligence with respect to BioTelemetry and its business, including reviewing documents provided in the virtual data room and having due diligence calls with representatives of BioTelemetry and Reed Smith LLP, regulatory legal counsel to BioTelemetry. S&C conducted corporate legal due diligence with respect to BioTelemetry and its business, including reviewing documents provided in the virtual data room and having due diligence calls with representatives of BioTelemetry and GT. During that time, members of BioTelemetry and Philips senior management and their respective consultants and advisors participated in numerous telephonic conferences regarding specific areas of BioTelemetry’s business and related due diligence matters.

On December 7, 2020, S&C delivered to GT an initial draft of a merger agreement contemplating a transaction structured as a one-step merger transaction.

On December 10, 2020, Messrs. Capper and Jakobs spoke by telephone to discuss the progress of Philips’ confirmatory due diligence, potential timing for a possible transaction, and potential alternative transaction structures. Mr. Capper also reiterated that the $67.00 per share price was still not sufficient.

On December 11, 2020, Messrs. Capper and Jakobs again spoke by telephone to discuss potential timing of the transaction, valuation and to negotiate a potential revised offer from Philips. Mr. Capper further indicated that the BioTelemetry Board was scheduled to meet at 1:00 pm Eastern Time on December 13, 2020 for an update on the discussions with Philips and requested that Philips submit a revised proposal before the BioTelemetry Board’s meeting.

On December 12, 2020, Mr. Jakobs delivered to Mr. Capper on a telephone discussion a revised proposal from Philips to acquire BioTelemetry for $72.00 per share. Philips subsequently delivered a written non-binding indication of interest to acquire BioTelemetry for $72.00 per share, which indicated that the revised proposal was conditioned on (1) negotiation of a mutually satisfactory merger agreement; (2) a termination fee of 3% of BioTelemetry’s implied equity value in the transaction; and (3) satisfactory completion of certain key diligence matters. Also on that day, representatives of Evercore and Raymond James held a call to discuss the revised proposal. Evercore indicated the proposed offer price of $72.00 per share was Philips’ best and final price and outlined the remaining diligence items. Representatives of Raymond James identified the principal open issues on the merger agreement.

On December 13, 2020, Mr. Capper called Mr. Jakobs with a counterproposal of $73.00 per share and a lower termination fee, and Mr. Jakobs reiterated that Philips’ revised proposal of $72.00 per share on the terms set forth on its revised offer of December 12, 2020. Mr. Jakobs also indicated that Philips was prepared to sign by December 18, 2020.

Also on December 13, 2020, GT delivered to S&C a revised draft of the merger agreement and invited S&C to engage in negotiations concerning the draft.

On December 15, 2020, GT delivered to S&C an initial draft of the BioTelemetry disclosure schedules to the merger agreement, and S&C delivered to GT a revised draft of the merger agreement. On the same day, representatives of Philips, BioTelemetry, S&C and GT had several telephone discussions to discuss the open issues in the merger agreement and remaining due diligence items.

From December 15, 2020 until December 18, 2020, Philips conducted additional due diligence with respect to BioTelemetry and its business, and S&C and GT exchanged multiple drafts of the merger agreement and the BioTelemetry disclosure schedules and had several telephone discussions to finalize the documentation.

Early in the morning of December 17, 2020, S&C sent a revised draft of the merger agreement to GT, which revised the transaction structure to a tender offer followed by a back-end merger.

On December 18, 2020, representatives of BioTelemetry indicated to representatives of Philips that the BioTelemetry Board, at a meeting duly called and held, unanimously adopted resolutions (i) approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by BioTelemetry of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) resolving that the Merger shall be effected under Section 251(h) of the DGCL, and (iii) recommending that BioTelemetry’s stockholders accept the Offer and tender their Shares in the Offer. Shortly afterward, the merger agreement was executed and delivered on behalf of each of BioTelemetry, Parent and Purchaser, and Royal Philips executed and delivered its guarantee.

On December 18, 2020, at 8:15 A.M. (Central European Time), Philips and BioTelemetry issued a joint press release announcing the execution of the Agreement, and on December 23, 2020, Purchaser commenced the Offer.

11.	The Merger Agreement; Other Agreements

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchaser, Parent and Royal Philips — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about Parent, us and BioTelemetry or any of our or their respective affiliates contained in this Offer to Purchase or in our or their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about Parent, us and BioTelemetry or any of our or their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Parent, us and BioTelemetry were qualified and subject to important limitations agreed to by Parent, us and BioTelemetry in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.

The Offer

The Merger Agreement provides that we will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than December 29, 2020). Subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) by us and Parent of the conditions that are described in Section 15 — “Conditions to the Offer,” we will (and Parent will cause us to), at or as promptly as practicable following the Expiration Time, irrevocably accept for payment and at or as promptly as practicable after such acceptance (but in any event within three business days) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The initial Expiration Time will be 12:00 midnight, New York time, on February 9, 2021 (one minute after 11:59 P.M., New York time, on February 8, 2021).

Terms and Conditions of the Offer

Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to Offer Conditions (as defined below). We expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that unless otherwise expressly provided by the Merger Agreement, without the prior written consent of BioTelemetry, we will not, and Parent will cause us not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose any conditions to the Offer other than the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions in a manner that makes such Offer Condition more difficult to satisfy, (F) amend, modify or waive the Minimum Condition, (G) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (I) otherwise amend, modify or supplement any of the other material terms of the Offer in a manner that makes the Offer Conditions more difficult to satisfy (except for actions described in any of “(A)” through “(I)” above that are (1) expressly required by the Merger Agreement, (2) required by Law or (3) taken in response to written comments or questions received from the SEC).

Extensions of the Offer

If, as of the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by us and by Parent (to the extent such waiver is permitted under the Merger Agreement and applicable law), we are required to extend the Offer on one or more occasions, in consecutive increments of up to 10 business days per extension (each such 10-business day increment to end at 5:00 p.m., New York time, on the last business day of such increment) , to permit the satisfaction of such Offer Condition(s). In addition, we will extend the Offer for the minimum period required by any legal requirement, interpretation or position of the SEC or its staff or

NASDAQ or its staff. However, in no event will we be required to extend the Offer beyond the End Date or the termination of the Merger Agreement in accordance with its terms, as described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.”

BioTelemetry Board Recommendation

The BioTelemetry Board has, at a duly convened and held meeting, adopted resolutions unanimously (i) approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by BioTelemetry of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement; (ii) resolving that the Merger shall be effected under Section 251(h) of the DGCL; and (iii) recommending that BioTelemetry’s stockholders accept the Offer and tender their Shares in the Offer (such recommendation described in clauses (i) through (iii), the “BioTelemetry Recommendation”).

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, which, subject to the satisfaction or waiver (to the extent such waiver is permitted under the Merger Agreement and applicable law) of the conditions set forth in the Merger Agreement, will occur as soon as practicable following the Offer Acceptance Time:

•	we will be merged with and into BioTelemetry, and, as a result of the Merger, our separate corporate existence will cease;

•	BioTelemetry will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Parent; and

•

all of the properties, rights, privileges, powers and franchises of BioTelemetry and us will vest in BioTelemetry as the Surviving Corporation, and all of the debts, liabilities and duties of BioTelemetry and us will become the debts, liabilities and duties of BioTelemetry as the Surviving Corporation.

Application of Section 251(h) of the DGCL. The Merger will be effected under Section 251(h) of the DGCL, without a vote of the stockholders of BioTelemetry. Accordingly, after the Offer Acceptance Time, Parent, we and BioTelemetry have agreed, subject to satisfaction of the conditions set forth in the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the stockholders of BioTelemetry.

Certificate of Incorporation; Bylaws. The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to take the form of our certificate of incorporation in effect immediately prior to the Effective Time, except that references to our name will be replaced with references to the Surviving Corporation’s name and any references to our sole incorporator will be removed, and the parties will take all actions necessary so that our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that references to our name will be replaced with references to the Surviving Corporation’s name.

Changes of Directors and Officers in Connection with the Offer and the Merger. The Merger Agreement provides that (i) the parties will take all actions necessary so that the board of directors of Purchaser immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation and (ii) the officers of BioTelemetry immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation.

Merger Closing Conditions. Our obligations and the obligations of Parent and BioTelemetry to effect the Merger are subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of each of the following conditions:

•

there not having been enacted or issued by any governmental entity any law (whether temporary, preliminary or permanent) that is in effect and that makes unlawful or prevents the consummation of the Merger; and

•	Purchaser having irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Merger Consideration. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Shares for which appraisal has been duly demanded in connection with the Merger and the right thereto under the DGCL has not been effectively withdrawn or otherwise waived or lost, as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights” (collectively, “Dissenting Shares”)) will be converted automatically into and will thereafter represent only the right to receive the Offer Price, net to the seller in cash, without interest (the “Merger Consideration”), subject to any withholding of taxes required by applicable legal requirements.

Payment for Shares. Prior to the Effective Time, Parent will designate, after reasonable consultation with BioTelemetry and pursuant to the terms of the Merger Agreement, a paying agent (in such capacity, the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares become entitled pursuant to the Merger. At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the Paying Agent, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Shares (other than Excluded Shares and Dissenting Shares) and the BioTelemetry Options, the BioTelemetry RSUs and the BioTelemetry PSUs pursuant to the Merger Agreement.

As promptly as practicable after the Effective Time (but in any event within three business days thereafter), Parent will cause the Paying Agent to mail or otherwise provide to each holder of record of Shares (other than Dissenting Shares and Excluded Shares) that are represented by certificates or are non-certificated Shares represented by book-entry (“Book-Entry Shares”) not held, directly or indirectly, through DTC, notice advising such holders of the effectiveness of the Merger, which notice will include (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Share Certificates or such Book-Entry Shares will pass only upon proper delivery of the Share Certificates (or affidavits of loss in lieu of Share Certificates, as provided in the Merger Agreement and described below) to the Paying Agent) and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of Share Certificates, as provided in the Merger Agreement and described below) or such Book-Entry Shares to the Paying Agent in exchange for the payment of the Merger Consideration to which such holder is entitled.

With respect to Book Entry Shares held, directly or indirectly, through DTC, Parent and BioTelemetry will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and any other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit the Merger Consideration to which the beneficial owners of such Book Entry Shares are entitled to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares (other the Dissenting Shares or Excluded Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, BioTelemetry, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries.

Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of Share Certificates, as provided in the Merger Agreement and described below) or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and executed, and such other customary documents as may reasonably be required by the Paying Agent (or, with respect to Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares or, in the case of Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by BioTelemetry, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries), the holder of such Share Certificates or Book-Entry Shares will be entitled to receive in exchange for such Share Certificates or Book-Entry Shares (after giving effect to any required tax withholdings) the Merger Consideration for each Share formerly evidenced by such Share Certificates or Book-Entry Shares. In the event of a transfer of ownership of any Share Certificate that is not registered in the stock transfer books or ledger of BioTelemetry or if the Merger Consideration is to be paid in a name other than that in which the Share Certificate surrendered or transferred in exchange therefor is registered in the stock transfer books or ledger of BioTelemetry, a check for any cash to be exchanged upon surrender of such Share Certificate may be issued to the transferee if the Share Certificate is properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Paying Agent. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of BioTelemetry.

In the event that any Share Certificate has been lost, stolen or destroyed, if the person claiming that such Share Certificate is lost, stolen or destroyed makes an affidavit of such fact and, if required by Parent or the Paying Agent, posts bond in customary amount and upon such terms as may be required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will, in exchange for such Certificate, issue a check in the amount (after giving effect to any required tax withholdings) of the Merger Consideration.

Any portion of the funds which had been made available to the Paying Agent that remains unclaimed by the holders of Shares (other than Dissenting Shares and Excluded Shares) for 12 months from and after the Closing Date will be delivered to Parent or the Surviving Corporation, as determined by Parent, and, thereafter, any holder of Shares (other than Dissenting Shares and Excluded Shares) who has not theretofore complied with the procedures, materials and instructions contemplated by the Merger Agreement and any holder of BioTelemetry Options, BioTelemetry RSUs or BioTelemetry PSUs who has not received the payments to which such holder is entitled pursuant to the Merger Agreement to be paid by the Paying Agent may thereafter look only to the Surviving Corporation as a general creditor of such holder and the Surviving Corporation will remain liable for such payments (after giving effect to any required tax withholdings) in respect of such payments (subject to abandoned property, escheat and other similar legal requirements). None of the Surviving Corporation, Parent, the Paying Agent or any other person will be liable to any former holder of Shares or BioTelemetry Options, BioTelemetry RSUs or BioTelemetry PSUs for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar legal requirements.

Each of Parent, the Surviving Corporation and the Paying Agent (and any of their respective affiliates) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such making under the U.S. Internal Revenue Code or any other applicable tax legal requirement. To the extent that amounts are so withheld, such withheld amounts will be paid to the applicable governmental entity and will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Treatment of BioTelemetry Options BioTelemetry RSUs and BioTelemetry PSUs

At the Effective Time, each BioTelemetry Option that is outstanding, whether vested or unvested, will, automatically and without any required action on the part of the holder of such BioTelemetry Option, be canceled and will entitle the holder of such BioTelemetry Option to receive (without interest) an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such BioTelemetry Option immediately prior to the Effective Time by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such BioTelemetry Option, less applicable taxes required to be withheld with respect to such payment. Each BioTelemetry Option with an exercise price per Share that is greater than or equal to the Merger Consideration will be canceled at the Effective Time for no consideration or payment.

At the Effective Time, each BioTelemetry RSU that is outstanding, whether vested or unvested, will, automatically and without any required action on the part of the holder of such BioTelemetry RSU, be cancelled and will entitle the holder of such BioTelemetry RSU to receive (without interest) an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such BioTelemetry RSU immediately prior to the Effective Time and (ii) the Merger Consideration, less applicable taxes required to be withheld with respect to such payment, except that, with respect to any BioTelemetry RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective

Time without triggering a Tax or penalty under Section 409A of the U.S. Internal Revenue Code, such payment will be made at the earliest time permitted under the applicable stock plan and award agreement that will not trigger a tax or penalty under Section 409A of the U.S. Internal Revenue Code.

At the Effective Time, each BioTelemetry PSU that is outstanding will, automatically and without any required action on the part of the holder of such BioTelemetry PSU, be canceled and will entitle the holder of such BioTelemetry PSU to receive (without interest) an amount in cash equal to the product obtained by multiplying (i) the number of Shares subject to such BioTelemetry PSU immediately prior to the Effective Time (assuming, for these purposes that 100% of the applicable target had been achieved under such BioTelemetry PSU and the performance period had ended, in each case, immediately prior to the Effective Time) by (ii) the Merger Consideration, less applicable taxes required to be withheld with respect to such payment.

As promptly as practicable after the Effective Time (but no later than the first regularly scheduled payroll occurring at least five business days after the Closing Date), the Surviving Corporation will, through the payroll system of the Surviving Corporation, pay or cause to be paid to the holders of BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs the amounts described in the applicable preceding paragraphs, except that, to the extent the holder of a BioTelemetry Option, BioTelemetry RSU or BioTelemetry PSU is not and was not at any time during the applicable vesting period an employee of BioTelemetry or any of its subsidiaries, such amounts will not be paid through the payroll system, but will be paid by the Paying Agent as described above in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Payment for Shares.”

Notwithstanding the preceding paragraphs, with the prior consent of the chief executive officer of BioTelemetry, the parties and a holder of a BioTelemetry Option, BioTelemetry RSU or BioTelemetry PSU may mutually agree to provide for treatment of such BioTelemetry Option, BioTelemetry RSU or BioTelemetry PSU in connection with the occurrence of the Effective Time that is different from the treatment described in this section, then the terms of such BioTelemetry Option, BioTelemetry RSU or BioTelemetry PSU will control and provisions described in this section will not apply.

Representations and Warranties

The Merger Agreement contains representations and warranties of BioTelemetry, Parent and us.

Some of the representations and warranties in the Merger Agreement made by BioTelemetry, Parent and us are qualified as to “materiality,” “knowledge” and, with respect to BioTelemetry, “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects that have occurred prior to the date of determination of the occurrence of a Material Adverse Effect, (a) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities (fixed, contingent or otherwise), business operations or results of operations of BioTelemetry and its subsidiaries (taken as a whole) or (b) would prevent, materially delay or materially impair the ability of BioTelemetry to consummate the transactions contemplated by the Merger Agreement; provided, however, that, with respect to clause (a), no such event, change, development, circumstance, fact or effect to the extent resulting from any of the following, either individually or in the aggregate, will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i)

events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which BioTelemetry or any of its subsidiaries operate or their products or services are sold;

(ii)

events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which BioTelemetry or any of its subsidiaries operate in the geographic markets in which they operate or where their products or services are sold;

(iii)

events, changes, developments, circumstances, facts or effects arising from the announcement of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement or the identity of Parent, Purchaser or their affiliates as the acquiror of BioTelemetry, including in or with respect to, the relationship of BioTelemetry or any of its subsidiaries, contractual or otherwise, with customers, governmental entities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, payors, financing sources, partners or similar relationship, or any transaction litigation (but not any finally adjudicated breach of fiduciary duty or violation of law itself);

(iv)	changes in United States generally accepted accounting principles (“GAAP”) or in any applicable law, including changes in COVID-19 measures;

(v)

any failure by BioTelemetry to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(vi)

any event, change, development or effect resulting from acts of war (whether or not declared), civil disobedience or unrest, sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing, any weather event or natural disaster, or any outbreak of illness or other public health event (including COVID-19), in each case to the extent not caused by BioTelemetry or any of its subsidiaries or its or their respective representatives;

(vii)

a decline in the market price of the Shares on the NASDAQ; provided that any event, change, development or effect underlying such decline in market price may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; or

(viii)	any action taken (or failure to take action) by BioTelemetry that is expressly required or prohibited (as applicable) by the terms of the Merger;

provided, further, that, with respect to clauses “(i),” “(ii),” “(iv)” or “(vi)” above, such events, changes, developments, circumstances, facts or effects (as the case may be) will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent they disproportionately adversely affect BioTelemetry and its subsidiaries (taken as a whole) relative to other companies of similar revenue operating in the markets in which BioTelemetry and its subsidiaries operate or their respective products or services are sold.

In the Merger Agreement, BioTelemetry has made customary representations and warranties to Parent and us with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of BioTelemetry and its subsidiaries;

•	the organizational documents of BioTelemetry and its subsidiaries;

•	BioTelemetry’s capitalization;

•	the subsidiaries of BioTelemetry;

•	the corporate authority and power of BioTelemetry to perform under the Merger Agreement and the binding nature of the Merger Agreement;

•

the non-applicability of filings, notices, consents, registrations, approvals, permits or authorizations with any governmental entity in connection with the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement or in continued operation in the ordinary course of business of BioTelemetry and its subsidiaries immediately following the Effective Time;

•

the absence of any conflict between the execution and delivery of and performance under the Merger Agreement by BioTelemetry and the consummation of the transactions contemplated by the Merger Agreement, on the one hand, and the organizational documents or certain agreements of BioTelemetry and its subsidiaries or applicable laws, on the other hand;

•	compliance with applicable laws and regulatory requirements;

•	compliance with certain anti-corruption and anti-bribery laws and export control laws;

•	regulatory matters, including compliance with Food and Drug Administration Requirements, anti-kickback laws and data protection laws;

•	BioTelemetry’s SEC filings and financial statements;

•	BioTelemetry’s internal controls and procedures;

•	the absence of certain undisclosed liabilities;

•	the absence of litigation or other legal proceedings, orders, claims or investigations;

•	the absence of certain changes;

•	material contracts and the absence of any defaults under material contracts;

•	employee benefit matters, including the status of employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters, including filings of tax returns and payment of taxes;

•	real property;

•	BioTelemetry intellectual property matters, including the absence of infringement of rights of others;

•	insurance coverage;

•	the inapplicability of any anti-takeover law to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	parties entitled to financial advisory fees based on BioTelemetry’s arrangements;

•	the inapplicability of a stockholder vote required to authorize or adopt the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

•	the accuracy of information supplied by BioTelemetry for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9; and

•	the fact that neither BioTelemetry nor any of its subsidiaries or affiliates produces, designs, tests, manufactures, fabricates, or develops “critical technologies.”

In the Merger Agreement, we and Parent have made customary representations and warranties to BioTelemetry with respect to, among other things:

•	the due organization, valid existence, good standing and qualification to do business of Parent and its subsidiaries;

•	the organizational documents of Parent and Purchaser;

•	Purchaser’s capitalization;

•	the corporate authority and power of Parent and Purchaser to perform under the Merger Agreement and the binding nature of the Merger Agreement;

•

the non-applicability of filings, notices, consents, registrations, approvals, permits or authorizations with any governmental entity in connection with the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•

the absence of any conflict between the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, on the one hand, and the organizational or governing documents or certain agreements of Parent and Purchaser or applicable laws, on the other hand;

•	the absence of litigation or other legal proceedings, orders, claims or investigations;

•	the availability of funds sufficient to consummate the transactions contemplated by the Merger Agreement;

•	parties entitled to financial advisory fees based on Parent’s and our arrangements; and

•	the accuracy of information supplied by Parent and Purchaser for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.

Conduct of Business of BioTelemetry

The Merger Agreement provides that, from and after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, unless Parent otherwise approves in writing, and except as otherwise expressly required by the Merger Agreement, required in order to comply with applicable law or required in order to comply with COVID-19 measures, BioTelemetry will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business, in all material respects, and to the extent consistent with the foregoing, BioTelemetry will use and cause each of its subsidiaries to use their reasonable best efforts to maintain its and its subsidiaries’ relations and goodwill with governmental entities, customers, suppliers, payors, distributors and employees.

In addition, without limiting the generality of the foregoing paragraph, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as otherwise expressly required by the Merger Agreement, by any governmental entity, to comply with applicable law or the terms of any material contract binding on BioTelemetry or any of its subsidiaries in effect prior to the date of the Merger Agreement or as approved in writing by Parent (such approval not to be unreasonably conditioned, withheld or delayed) or as contemplated, required or permitted by the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), BioTelemetry will not and will cause its subsidiaries not to take certain actions, including the following:

•	adopt any change in its organizational documents;

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merge or consolidate with any other person, except for any such transactions solely among wholly owned subsidiaries of BioTelemetry, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its properties, assets, operations or businesses;

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acquire, directly or indirectly by merger, consolidation, acquisition of stock or assets or otherwise, any business, person, properties or assets from any other person with a fair market value or purchase price in excess of $5 million in any individual transaction or $20 million in the aggregate, in each case, including any amounts or value reasonably expected to be paid in connection with a future earn-out, purchase price adjustment, release of “holdback” or similar contingent payment obligation, other than acquisitions of inventory or other goods in the ordinary course of business pursuant to the terms of a contract binding on BioTelemetry or any of its subsidiaries in effect prior to the date of the Merger Agreement, correct and complete copies of which have been made available to Parent or entered into following the date of the Merger Agreement in accordance with the terms of the Merger Agreement;

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transfer, sell, lease, divest, cancel or otherwise dispose of, or incur, permit or suffer to exist the creation of any encumbrance (other than certain permitted encumbrances) upon, any properties or assets (tangible or intangible, including any intellectual property rights), product lines or businesses of BioTelemetry or any of its subsidiaries, including capital stock or other equity interests of any of its subsidiaries, except in connection with (A) sales of obsolete assets, (B) sales, leases, or other dispositions of assets (not including services and intellectual property rights) with a fair market value not in excess of $5 million individually or $10 million in the aggregate, (C) sales of inventory or other goods in the ordinary course of business and (D) non-exclusive licenses of intellectual property rights entered into in the ordinary course of business;

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issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or otherwise enter into any contract or other agreement, understanding or arrangement with respect to the voting of, any shares of capital stock of BioTelemetry (including, for the avoidance of doubt, Shares) or capital stock or other equity interests of any of its subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, other equity interests or such convertible or exchangeable securities (other than the issuance of shares of such capital stock, other equity securities, or convertible or exchangeable securities (A) by a wholly owned subsidiary of BioTelemetry to BioTelemetry or another wholly owned subsidiary of BioTelemetry, (B) in respect of BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs outstanding as of the date of the Merger Agreement in accordance with their terms and the applicable BioTelemetry Equity Plan in effect at 5:00 p.m. (New York time) on December 16, 2020 or (C) pursuant to the BioTelemetry Employee Stock Purchase Plan in accordance with its terms and subject to the terms of the Merger Agreement;

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make any loans, advances, guarantees or capital contributions to or investments in any person (other than to or from BioTelemetry and any of its wholly owned subsidiaries, loans or advances to employees of BioTelemetry or any of its wholly owned subsidiaries in the ordinary course of business pursuant to the terms of BioTelemetry’s 401(k) plans or advances to any person pursuant to any advancement obligations under BioTelemetry Organizational documents or any indemnification agreements as in effect on or prior to the date of the Merger Agreement) in excess of $5 million individually or $20 million in the aggregate;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including with respect to BioTelemetry, for the avoidance of doubt, Shares), except for dividends paid by any wholly owned subsidiary to BioTelemetry or to any other wholly owned subsidiary of BioTelemetry;

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reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to BioTelemetry, for the avoidance of doubt, Shares), other than the withholding or use of Shares to satisfy the payment of the exercise price on the exercise of a BioTelemetry Option or withholding tax obligations upon the exercise, vesting or settlement of BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs outstanding as of the date of the Merger Agreement, in each case, in accordance with their terms and, as applicable, the stock plans as in effect at 5:00 p.m. (New York time) on December 16, 2020;

•	adopt or implement any stockholder rights plan or similar arrangement;

•	form any subsidiary or enter into any joint venture, partnership, limited liability corporation, strategic alliance or similar arrangement;

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incur any indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to BioTelemetry than the indebtedness being replaced, (B) indebtedness incurred (1) by BioTelemetry that is owed to any wholly owned subsidiary or (2) by any wholly owned subsidiary that is owing to BioTelemetry or any other wholly owned subsidiary, or (C) guarantees of indebtedness of its wholly owned subsidiaries otherwise incurred in compliance with the terms of the Merger Agreement;

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make or authorize any payment of, or accrual or commitment for, capital expenditures, except (A) those contemplated by BioTelemetry’s capital expenditure forecast for the relevant fiscal year, which capital expenditure forecast has been made available to Parent prior to the date of the Merger Agreement and (B) any unforecasted capital expenditure, in an amount not to exceed $2 million in the aggregate;

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enter into any contract that would have been a material contract had it been entered into prior to the Merger Agreement, other than contracts with customers or suppliers entered into in the ordinary course of business;

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other than with respect to material contracts related to indebtedness, terminate, fail to renew, or in any material respect amend or otherwise modify or waive, or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any material contract, other than expirations or non-renewals of any such contract in the ordinary course of business and in accordance with the terms of such contract with no further action by BioTelemetry or any of its subsidiaries, except for any ministerial actions, or non-exclusive licenses, covenants not to sue, releases, waivers or other rights under intellectual property rights owned or purported to be owned by BioTelemetry or any of its subsidiaries, in each case, granted in the ordinary course of business;

•	cancel, modify or waive any debts or similar claims held by BioTelemetry or any of its subsidiaries having in each case a value in excess of $5 million individually or $10 million in the aggregate;

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amend in any material respect any license necessary to conduct the businesses of BioTelemetry and each of its subsidiaries, or allow any such license to lapse, expire or terminate (except where the lapse, expiration or termination of any such License is with respect to a license that has become obsolete, redundant or no longer required by applicable law);

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other than with respect to transaction litigation, any proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or any tax claim, audit, assessment or dispute, settle or compromise any proceeding for an amount in excess of $1 million individually or $5 million in the aggregate, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement, (B) have a materially negative impact on the operations and reputation of BioTelemetry and its subsidiaries or (C) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by BioTelemetry or any of its subsidiaries;

•	make any changes with respect to accounting policies or procedures, except, in each case, as required by changes in GAAP;

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make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to material taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or take any action which would be reasonably expected to result in a material increase in the tax liability of BioTelemetry or its subsidiaries, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the tax liability of Parent or its affiliates;

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cancel, abandon or otherwise allow to lapse or expire any material intellectual property rights that are owned by or exclusively licensed to BioTelemetry or any of its subsidiaries, except, solely with respect to intellectual property rights that are not material to the businesses of BioTelemetry and its subsidiaries in the ordinary course of business;

•	except as required pursuant to the terms of any BioTelemetry benefit plan in effect as of the date of the Merger Agreement or as required by applicable law or the terms of the Merger Agreement:

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increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former director, officer, employee or other service provider, except for (1) those employees who are not officers, increases in annual salary, wage rate or consulting fees in the ordinary course of business that do not exceed 6 percent individually or 3 percent in the aggregate, and (2) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business;

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become a party to, establish, adopt, amend, commence participation in or terminate any BioTelemetry benefit plan or any arrangement that would have been a BioTelemetry benefit plan had it been entered into prior to the date of the Merger Agreement (other than offer letters providing for an “employment at will” relationship without any right to contractual severance, entered into with new hire employees in the ordinary course of business to the extent such hire is expressly permitted under the Merger Agreement);

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grant any new awards, or amend or modify the terms of any outstanding awards (including, in each case, BioTelemetry Options, BioTelemetry RSUs and BioTelemetry PSUs), under any BioTelemetry benefit plan;

•	take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any BioTelemetry benefit plan;

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change any actuarial or other assumptions used to calculate funding obligations with respect to any BioTelemetry benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

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forgive any loans or issue any loans to any current or former director, officer, employee or other service provider (other than routine travel advances issued in the ordinary course of business and those loans or advances expressly permitted by the provision described in the sixth bullet of this list);

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hire any employee or engage any independent contractor (who is a natural person) with total cash compensation (an annual salary or wage rate or consulting fees and target annual cash bonus opportunity) in excess of $200,000, or

•	terminate the employment of any executive officer other than for cause;

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become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization; or

•	agree, authorize or commit to do any of the foregoing.

The Merger Agreement further provides that Parent may not knowingly take or fail to take or permit any of its subsidiaries to take any action that would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement.

Acquisition Proposals

BioTelemetry has agreed that, at all times from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, neither BioTelemetry nor any of its subsidiaries nor any of its or their directors or officers will, and BioTelemetry will direct and use its reasonable best efforts to cause its and its subsidiaries’ other representatives not to:

•	initiate, solicit, propose an Acquisition Proposal (as defined below) or knowingly encourage or otherwise knowingly facilitate any action that constitutes or could lead to an Acquisition Proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations relating to an Acquisition Proposal;

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provide any non-public information or data concerning BioTelemetry or its subsidiaries or access to BioTelemetry or its subsidiaries’ properties, books and records to any person or group (as defined in Rule 13d-5 under the Exchange Act) in connection with any Acquisition Proposal or any action that would reasonably be expected to lead to an Acquisition Proposal;

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take any action to exempt any third party from the restrictions on “business combinations” set forth in Section 203 of the DGCL (as such term is defined in Section 203 of the DGCL) or any other applicable takeover statute or otherwise cause such restrictions not to apply; or

•	agree, authorize or commit to do any of the foregoing.

However, prior to the Offer Acceptance Time, in response to an unsolicited, bona fide written Acquisition Proposal that did not arise from a breach of the “Acquisition Proposals” or “Change of Recommendation” provisions of the Merger Agreement, BioTelemetry may:

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provide non-public information and data concerning BioTelemetry and its subsidiaries and access to BioTelemetry and its subsidiaries’ properties, books and records in response to a request by the person or group who made such Acquisition Proposal; provided that to the extent applicable, correct and complete copies of such information or data or such access have previously been made available to Parent, or are made available to Parent prior to or concurrently with the time such information and/or access is made available to such person or group, and prior to providing any such information or data or such access, BioTelemetry and the person or group making such Acquisition Proposal shall have entered into a confidentiality agreement with terms no less restrictive to such person or group than the terms in the Confidentiality Agreement (as defined below) are to Parent (except that such confidentiality agreement need not contain a “standstill” provision, but must not include any restrictions that could reasonably be expected to restrain BioTelemetry from satisfying its obligations contemplated by the notice provisions within the “Acquisitions Proposal” provision of the Merger Agreement; provided, however, that if the person or group making such Acquisition Proposal is a competitor of BioTelemetry or Parent, BioTelemetry shall not provide any competitively sensitive information to such person in connection with any actions permitted by this provisions of the Merger Agreement described in this paragraph other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

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engage or otherwise participate in any discussions or negotiations with any such person or group regarding such Acquisition Proposal, if prior to taking any action described in this bullet or the preceding bullet, the BioTelemetry Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

For purposes of the Merger Agreement, “Acquisition Proposal” means any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, share exchange, recapitalization, reorganization, spin-off, plan of arrangement, business combination, direct or indirect acquisition or any other similar transaction (or series of related transactions), that if consummated would result in any person or group, directly or indirectly, becoming the beneficial owner of 15 percent or more of the: (a) total voting power or any class of equity securities of BioTelemetry or any of its subsidiaries; or (b) consolidated net revenues, net income or total assets of BioTelemetry, in each case of the foregoing clauses (a) and (b), as of the date of such proposal, offer, inquiry or indication of interest, other than any proposal, offer, inquiry or indication of interest made by or on behalf of Royal Philips or any of its subsidiaries or any acquisition by Royal Philips or any of its subsidiaries pursuant to the Merger Agreement.

For purposes of the Merger Agreement, “Superior Proposal” means an unsolicited and bona fide written Acquisition Proposal made after the date of the Merger Agreement, that if the transactions or series of related transactions contemplated thereby were consummated would result in a person or group (other than Royal Philips or any of its subsidiaries or any group of which Royal Philips or any of its subsidiaries is a member) becoming the beneficial owner of, directly or indirectly, at least 80 percent of the: (a) total voting power of the equity securities of BioTelemetry and its subsidiaries (or of the surviving entity in a merger involving BioTelemetry or the resulting, direct or indirect, parent of BioTelemetry or such surviving entity); or (b) consolidated net revenues, net income or total assets of BioTelemetry, in each case of the foregoing clauses (a) and (b), as of the date of such Acquisition Proposal that the BioTelemetry Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (i) if consummated, would result in a transaction more favorable to BioTelemetry’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms and conditions of this Agreement proposed by Parent pursuant to the terms of the Merger Agreement and (ii) is reasonably likely to be consummated, taking into account any legal, financial, regulatory and financing aspects (including the existence of a financing contingency), and the likelihood and timing of consummation thereof.

BioTelemetry will promptly (but, in any event, within 24 hours) give notice to Parent if any Acquisition Proposal is received by BioTelemetry or any of its directors or officers from any person or persons, setting forth in such notice the name of such person or persons and the material terms and conditions of any such Acquisition Proposal (including, if applicable, correct and complete copies of any written Acquisition Proposals, including proposed agreements (or where no such copies are available, a reasonably detailed written description thereof)), and thereafter will keep Parent reasonably informed, on a current basis of the status of the foregoing.

Change of Recommendation

Except as discussed below, the BioTelemetry Board may not:

•	fail to include the BioTelemetry Recommendation in the Schedule 14D-9;

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the BioTelemetry Recommendation in a manner adverse to Parent;

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with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend unequivocally against acceptance of such offer within 10 business days of such offer;

•	fail to publicly reaffirm the BioTelemetry Recommendation within five business days after receipt of any written request to do so from Parent;

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approve or recommend, or publicly declare advisable any Acquisition Proposal or approve or recommend, or publicly declare advisable or publicly propose to enter into, any agreement, letter of intent, memorandum of understanding, agreement in principle or any other similar agreement relating to any Acquisition Proposal, other than a confidentiality agreement in accordance with the terms described above (any such agreement, an “Alternative Acquisition Agreement”);

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agree, authorize or commit to do any of the foregoing (it being understood that any revisions to any Acquisition Proposal or Alternative Acquisition Agreement shall be deemed to be a new Acquisition Proposal or Alternative Acquisition Agreement, respectively, for purposes of the provisions described in this paragraph (any action described in this bullet and the preceding bullets, a “Change of Recommendation”); or

•	cause or permit BioTelemetry or any of its subsidiaries to enter into an Alternative Transaction Agreement or agree, authorize or commit to do so.

However, prior to the Offer Acceptance Time, if there has not been a breach of BioTelemetry’s obligations under the “Acquisition Proposals” or “Change of Recommendation” provisions of the Merger Agreement, the BioTelemetry Board may:

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effect a Change of Recommendation if: (a) an (i) unsolicited, bona fide written Acquisition Proposal is received by BioTelemetry and has not been withdrawn or (ii) Intervening Event (as defined below) has occurred, and (b) the BioTelemetry Board determines in good faith, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and, in the case of an Acquisition Proposal in connection with the receipt of an unsolicited, bona fide written Acquisition Proposal, after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; and/or

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cause or permit BioTelemetry or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and BioTelemetry may enter into or cause one of its subsidiaries to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so;

provided, however, that no such actions described in the preceding bullets may be taken unless and until:

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BioTelemetry has given Parent written notice at least four business days in advance (the “Notice Period”), which notice shall set forth in writing that the BioTelemetry Board intends to consider whether to take such action and a reasonably detailed description of the basis therefor, and shall also include, (a) in the case of such an Acquisition Proposal, the equivalent of all information required to be provided upon the initial receipt of an Acquisition Proposal, and (b) in the case of an Intervening Event, a reasonably detailed description of such Intervening Event;

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during the Notice Period, to the extent requested by Parent, BioTelemetry shall, and shall cause its representatives to, negotiate in good faith with Parent to revise the Merger Agreement so that the BioTelemetry Board no longer determines in good faith, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law or, in the case of an Acquisition Proposal in connection with the receipt of an unsolicited, bona fide written Acquisition Proposal, after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, or such Alternative Acquisition described above would no longer be with respect to a Superior Proposal, as applicable; and

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at the end of the Notice Period, the BioTelemetry Board shall have taken into account any revisions to this Agreement proposed by Parent in writing in response to such notice contemplated by the first bullet of this list prior to the end of the Notice Period, and has thereafter determined in good faith, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable law, or that such Alternative Acquisition Agreement described above, after consultation with its financial advisor, continues to be an Alternative Acquisition Agreement with respect to a Superior Proposal, as the case may be (it being understood that (a) any revisions to any Acquisition Proposal shall be deemed to be a new Acquisition Proposal for purposes of the “Notice of Acquisition Proposals” provisions of the Merger Agreement and the provisions of the Merger Agreement described in this paragraph, including for purposes of the Notice Period, except that subsequent to the initial Notice Period, the Notice Period shall be reduced to two business days and (b) prior to BioTelemetry or any of its subsidiaries entering into an Alternative Acquisition Agreement described above, BioTelemetry must have terminated the Merger Agreement and abandoned the transactions contemplated by the Merger Agreement in accordance with its terms).

For purposes of the Merger Agreement, “Intervening Event” means a material event, change, development, circumstance, fact or effect with respect to BioTelemetry and its subsidiaries or the business of BioTelemetry and its subsidiaries, in each case taken as a whole, that (a) was not reasonably foreseeable by the BioTelemetry Board as of the date of the Merger Agreement or (b) first becomes actually known to the BioTelemetry Board after the execution and delivery of the Merger Agreement and any time prior to the Offer Acceptance Time; provided that any event, change, development, circumstance, fact or effect:

•	that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto;

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that results from the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement or any actions required to be taken or to be refrained from being taken pursuant to the Merger Agreement (including the timing of any consent, registration, approval, permit or authorization to be obtained from any governmental entity or any other actions by or in respect of any governmental entity with respect to the transactions contemplated by the Merger Agreement);

•	that results from a breach of the Merger Agreement by BioTelemetry;

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related to the fact that BioTelemetry meets or exceeds any internal or analysts’ expectations or projections (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by provision described in this paragraph); or

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that results from any event, change, development, circumstance or fact after the execution and delivery of the Merger Agreement in the market price or trading volume of the Shares (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by the provision described in this paragraph), individually or in the aggregate, will not be deemed to constitute an Intervening Event.

Nothing set forth in the “Acquisition Proposals” or “Change of Recommendation” provisions of the Merger Agreement will prohibit BioTelemetry from (a) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3), or Item 1012(a) of Regulation M-A under the Exchange Act, or (b) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and any such disclosures or communications shall not constitute a Change of Recommendation, except that if any such disclosures or communications relate to an Acquisition Proposal or an Intervening Event and do not reaffirm the BioTelemetry Recommendation in such disclosure or communication or have the effect of withdrawing, qualifying or modifying the BioTelemetry Recommendation in a manner adverse to Parent, such disclosure or communication will constitute a Change of Recommendation.

Existing Discussions and Standstill Provisions

BioTelemetry has acknowledged and agreed that, as of the date of the Merger Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and promptly (but in any event within 24 hours of the execution and delivery of the Merger Agreement) (a) delivered a written notice to each such person providing only that BioTelemetry (i) is ending all activities, discussions and negotiations with such person with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) is requesting the prompt return or destruction of all confidential information concerning BioTelemetry and any of its Subsidiaries; and (b) if applicable, terminated any physical and electronic data or other diligence access previously granted to such persons.

From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, BioTelemetry will not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which BioTelemetry or any of its subsidiaries is a party and will enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, except that BioTelemetry will be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the BioTelemetry Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Filings, Consents and Approvals

Subject to the terms and conditions set forth in the Merger Agreement, BioTelemetry and Parent have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws to prepare and file as promptly as reasonably practicable and advisable all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable and advisable following the date of the Merger Agreement, all notifications, filings, registrations, submissions and other materials required under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), or any other applicable antitrust laws required in order to consummate the Offer or the Merger), (ii) promptly provide any information to or make any filings or submissions with the Committee on Foreign Investment in the United States (“CFIUS”) that Parent, in consultation with BioTelemetry, reasonably deems appropriate or necessary, and respond to any requests for information from CFIUS, and (iii) obtain all consents, registrations, approvals, permits and authorizations necessary to, or to submit all notices or filings triggered by, the Offer or the Merger and required by any governmental healthcare program or applicable laws to continue to operate the business of BioTelemetry and its subsidiaries as conducted at the time of execution of the Merger Agreement.

Subject to applicable laws relating to the exchange of information, Parent will have the right to direct and control all matters with any governmental entity, except that BioTelemetry will have the right to participate in all such matters and to review in advance and, to the extent reasonably practicable, Parent will consult with BioTelemetry on and consider in good faith the views of BioTelemetry in connection with, all of the information relating to BioTelemetry and its subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Offer or the Merger. Neither Parent nor BioTelemetry will permit any of its officers or any other representatives or agents to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate in such meeting. BioTelemetry and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Offer or the Merger without the prior written consent of Parent.

Subject to the terms and conditions set forth in the Merger Agreement, BioTelemetry and Parent will cooperate and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary to obtain approvals or secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws and to resolve any objections asserted with respect to the Offer, the Merger or the other transactions contemplated by the Merger Agreement under any applicable law raised by any governmental antitrust entity in order to prevent the entry of any order that would prevent or materially delay the consummation of the Offer or the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the written request of Parent, each of Parent and BioTelemetry will, on a one time basis, agree to stay, toll or extend the waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement for up to thirty additional days or withdraw and as promptly as practicable thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable laws if Parent determines that such agreement or withdrawal and refiling is reasonably expected to expedite the Closing.

Nothing in the Merger Agreement will require, or be construed to require, Parent or any of its affiliates to proffer to, or agree:

•	to, sell, divest, lease, license, transfer, dispose of or otherwise encumber;

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to hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, BioTelemetry or any of their respective affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by BioTelemetry of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by BioTelemetry to take any of the foregoing actions); or

•

to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or its affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s or its affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of BioTelemetry or the Surviving Corporation, except for proffers and agreements to amend or modify contracts between BioTelemetry and/or its subsidiaries and third parties or sell, divest, lease, license, transfer, dispose or otherwise encumber, or to agree to changes, restrictions or other impairments with respect to, any of Parent’s or BioTelemetry’s (or their respective affiliates’) assets, licenses, operations, rights, product lines, businesses or interest therein, where such amended, sold, divested, leased, licensed, transferred, disposed or encumbered contracts, assets, licenses, operations, rights, product lines, businesses and interests in the aggregate will have accounted for $25 million or less of the parties’ and their respective affiliates’ gross revenues for the 12 months ending December 31, 2019.

Employee Matters; Employee Benefits

Parent has agreed that each of the employees of BioTelemetry and its subsidiaries at the Effective Time who continue to remain employed with BioTelemetry or any of its subsidiaries as of such date (the “Continuing Employees”) will, during the period commencing at the Effective Time and ending on December 31 of the year in which the Closing occurs, be provided with (i) base salary or base wage and target annual cash bonus opportunities that are at least equal to those provided by BioTelemetry and its subsidiaries to such employees immediately prior to the Effective Time, and (ii) retirement and welfare benefits (excluding equity and long-term incentive compensation) that are substantially comparable in the aggregate to those provided by BioTelemetry and its subsidiaries to such employees immediately prior to the Effective Time.

Parent will (i) use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions or limitations and eligibility waiting periods would not have been satisfied or waived under the comparable BioTelemetry benefit plan immediately prior to the Effective Time, (ii) use commercially reasonable efforts to give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment BioTelemetry and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of Parent or any of its affiliates, as if such service had been performed with Parent, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, to the extent it would result in a duplication of benefits or to the extent that such service was not recognized under the comparable BioTelemetry benefit plan immediately prior to the Effective Time.

Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, BioTelemetry will cause the BioTelemetry 401(k) plans to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the BioTelemetry 401(k) plans be so terminated, BioTelemetry will, prior to the Effective Time, provide Parent with evidence that such plan has been terminated (the form and substance of which will be subject to review and approval by Parent, which approval will not be unreasonably conditioned, withheld or delayed).

Parent will, and will cause its affiliates to, have in effect a 401(k) plan, and Parent and BioTelemetry will cooperate in good faith for the purpose of providing benefits under Parent’s 401(k) plan as soon as administratively practicable following the Closing Date to the employees participating in the BioTelemetry 401(k) plans as of the Closing Date. If the Parent requests that the BioTelemetry 401(k) plans be terminated, then Parent will permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the U.S. Internal Revenue Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the BioTelemetry 401(k) plans if such rollover to Parent’s 401(k) plan is elected in accordance with applicable law by such Continuing Employee, subject to Parent’s reasonable satisfaction that the BioTelemetry 401(k) plans are in compliance with all applicable laws and that such plan continues to satisfy the requirements for a qualified plan under Section 401(a) of the U.S. Internal Revenue Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the U.S. Internal Revenue Code.

Prior to making any written or oral communications to the directors, officers or employees of BioTelemetry pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement, BioTelemetry will provide Parent with a copy of the intended communication, Parent will have a reasonable period of time to review and comment on the communication, and BioTelemetry will consider any such comments in good faith.

Indemnification of Officers and Directors

From and after the Effective Time, to the fullest extent that BioTelemetry would have been permitted under applicable law and BioTelemetry’s organizational documents in effect as of the date of the Merger Agreement, Parent and the Surviving Corporation will, subject to the terms set forth in the Merger Agreement, jointly and severally, indemnify, defend and hold harmless each person who is, or was before the Effective Time, a director or officer of BioTelemetry or any of its subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.

Prior to the Effective Time, BioTelemetry will and, if BioTelemetry is unable to, Parent will cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of BioTelemetry’s existing directors’ and officers’ insurance policies, and BioTelemetry’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of the tail period with respect to any claim related to matters existing or occurring at or prior to the Effective Time from BioTelemetry’s D&O Insurance carrier as of the date of the merger Agreement with terms, conditions, retentions and limits of liability that are substantially identical to BioTelemetry’s existing policies. If BioTelemetry fails to obtain such “tail” insurance policies prior to the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, continue to maintain in effect for the tail period the D&O Insurance in place as of the date of the Merger Agreement with BioTelemetry’s D&O Insurance carrier as of the date of the Merger Agreement or with or one or more insurance carriers with the same or better credit rating as such carrier with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in BioTelemetry’s existing policies as of the date of the Merger Agreement, or the Surviving Corporation will, and Parent will cause the Surviving Corporation to, purchase comparable D&O Insurance for the tail period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in BioTelemetry’s existing policies as of the date of the Merger Agreement and from an insurance carrier with the same or better credit rating as BioTelemetry’s D&O Insurance carrier as of the date of the Merger Agreement, in each case providing coverage with respect to any matters existing or occurring at or prior to the Effective Time.

If Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that the successors and assigns of Parent or the Surviving Corporation will assume all the obligations described above.

Takeover Laws

If any takeover statute is, becomes or is deemed applicable to the transactions contemplated by the Merger Agreement, BioTelemetry and the BioTelemetry Board will grant such approvals and take such actions as are necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of any such takeover statutes.

Rule 14d-10(d) Matters

Prior to the Offer Acceptance Time, the compensation committee of the BioTelemetry Board will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of BioTelemetry to be approved by the compensation committee of the BioTelemetry Board (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Other Covenants

The Merger Agreement contains other customary covenants, including covenants relating to third-party consents, information and access, publicity, transaction litigation, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, stock exchange delisting and deregistration and approval of the Merger Agreement by Parent as sole stockholder of Purchaser.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the transactions contemplated by the Agreement may be abandoned at any time prior to the Offer Acceptance Time, by the mutual written consent of the parties.

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned by either BioTelemetry or Parent:

•

at any time prior to the Effective Time, if the Offer Acceptance Time has not occurred on or prior to the End Date; provided, that neither party will be permitted so to terminate if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has caused the occurrence of the failure of an Offer Condition to be satisfied on or prior to the End Date; or

•

at or prior to the Effective Time, if any governmental entity has issued, promulgated, enforced or entered any legal requirement that makes unlawful or prevents the consummation of the transactions contemplated by the Merger Agreement and such legal requirement has become final and non-appealable; provided, that neither party will be permitted so to terminate if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has caused the occurrence of the failure of an Offer Condition to be satisfied.

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned by BioTelemetry:

•

at any time prior to the Offer Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or incorrect following the date of the Merger Agreement, in either case such that an Offer Condition would not be satisfied (and such breach or failure to be true and correct is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the fewer of 30 days after the giving of written notice of such breach or failure by BioTelemetry to Parent and Merger Sub and the number of days remaining until the End Date); provided that BioTelemetry will not be permitted so to terminate if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach would give rise to a failure of an Offer Condition to be satisfied; or

•

at any time prior to the Offer Acceptance Time, in order for (i) the BioTelemetry Board to cause or permit BioTelemetry or any of BioTelemetry’s subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and/or (ii) BioTelemetry to enter into or cause one of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, in each case so long as BioTelemetry has complied with the obligations contemplated by the “No Change of Recommendation or Alternative Acquisition Agreement” provisions of the Merger Agreement and prior to termination of the Merger Agreement, BioTelemetry pays or causes to be paid to Parent the Termination Fee (as defined below) by wire transfer of immediately available funds.

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned by Parent:

•

at any time prior to the Offer Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by BioTelemetry set forth in the Merger Agreement, or if any representation or warranty of BioTelemetry shall have become untrue or incorrect following the date of the Merger Agreement, which breach or failure to be true and correct would give rise to the failure of the Offer Conditions regarding accuracy of the representations and warranties or performance of the obligations of BioTelemetry (and such breach or failure to be true and correct is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the fewer of 30 days after the giving of written notice of such breach or failure by Parent to BioTelemetry and the number of days remaining until the End Date); provided that Parent will not be permitted so to terminate if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach would give rise to a failure of an Offer Condition to be satisfied; or

•

at any time prior to the Offer Acceptance Time, if (i) the BioTelemetry Board has effected a Change of Recommendation, (ii) BioTelemetry has committed a material breach of the “Acquisition Proposals” and “Change of Recommendation” provisions of the Merger Agreement, or (iii) the BioTelemetry Board has caused or permitted BioTelemetry or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or BioTelemetry enters into or causes any of its subsidiaries to enter into such an Alternative Acquisition Agreement.

Effects of Termination

In the event BioTelemetry or Parent intends to terminate the Merger Agreement (other than in the case of termination by BioTelemetry in connection with an Alternative Acquisition), BioTelemetry or Parent, as applicable, will give written notice to the other party specifying the provision of the Merger Agreement pursuant to which such termination and abandonment is intended to be effected.

In the event the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or any of its affiliates or its or their respective representatives), except that no such termination will relieve any party of any liability or damages to any other party (i) resulting from any fraud or material breach of the Merger Agreement or (ii) in connection with the Payment of the Termination Fee.

Termination Fees

A “Termination Fee” of $75,000,000 will be payable by BioTelemetry to Parent under the circumstances described below.

If the Merger Agreement is terminated by either BioTelemetry or Parent due to the passing of the End Date and at the time of such termination the Offer Conditions regarding no legal prohibition and regulatory approvals are satisfied, or by Parent due to a BioTelemetry breach, and (a) a bona fide Acquisition Proposal has been publicly disclosed or any person has publicly announced an intention to make an Acquisition Proposal (and such Acquisition Proposal or announced intention has not been publicly withdrawn prior to the date of termination and (b) within 12 months after any such termination and abandonment, (i) BioTelemetry or any of its subsidiaries enters into a definitive Alternative Acquisition Agreement, (ii) the BioTelemetry Board approves or recommends to BioTelemetry’s stockholders any Acquisition Proposal, and such Acquisition Proposal is subsequently consummated or (iii) any Acquisition Proposal is consummated (with “50 percent” being substituted in lieu of “15 percent” in each instance thereof in the definition of “Alternative Acquisition Agreement”), then BioTelemetry will pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds upon the consummation of such Acquisition Proposal.

If the Merger Agreement is terminated by BioTelemetry due to a Superior Proposal or by Parent due to a Change of Recommendation, then BioTelemetry will pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds concurrently with such termination or within two business days following the date of such termination, respectively.

If the Termination Fee becomes payable and BioTelemetry pays the Termination Fee to Parent in accordance with the Merger Agreement, Parent’s receipt of the Termination Fee will be Parent’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to the Merger Agreement; provided, that such payment will not relieve BioTelemetry of any liability or damages that result or arise out of any fraud or willful and material breach of the Merger Agreement.

Specific Performance

The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the courts described therein, this being (subject to the provisions relating to the payment of the Termination Fee) in addition to any other available remedies a party may have in equity or at law.

Fees and Expenses

Whether or not the transactions contemplated by the Merger Agreement are consummated, all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such cost, fee or expense, except as otherwise provided in the Merger Agreement.

Governing Law

The Merger Agreement is governed by Delaware law.

Guarantee

On December 18, 2020, in connection with the execution and delivery of the Merger Agreement, Royal Philips executed and delivered to BioTelemetry a Guarantee, pursuant to which Royal Philips guaranteed the full and timely performance by Parent and Purchaser of their respective obligations under the Merger Agreement.

Confidentiality Agreement

The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which has been filed as Exhibit (d)(2) to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Purchaser Parent and Royal Philips” above.

On October 23, 2020, Royal Philips and BioTelemetry entered into the Confidentiality Agreement. Under the terms of the Confidentiality Agreement, Royal Philips agreed, subject to certain exceptions, to keep confidential certain non-public information relating to BioTelemetry in connection with a possible transaction with BioTelemetry. The Confidentiality Agreement also includes a standstill provision that was subject to certain exceptions.

12.	Purpose of the Offer; Plans for BioTelemetry.

Purpose of the Offer

We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, BioTelemetry while allowing BioTelemetry’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Parent, we and BioTelemetry have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of the stockholders of BioTelemetry in accordance with Section 251(h) of the DGCL, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.

Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in BioTelemetry and will no longer participate in the future growth of BioTelemetry. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in BioTelemetry and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL.

Plans for BioTelemetry

The Merger Agreement provides that, following the Offer Acceptance Time and subject to the conditions set forth in the Merger Agreement, we will be merged with and into BioTelemetry and that, at the Effective Time until thereafter amended, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to take the form of our certificate of incorporation in effect immediately prior to the Effective Time, except that references to our name will be replaced with references to the Surviving Corporation’s name and any references to our sole incorporator will be removed and (ii) the parties will take all actions necessary so that our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that references to our name will be replaced with references to the Surviving Corporation’s name. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws.”

The parties will take all actions necessary so that our directors and officers immediately prior to the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the certificate of incorporation and bylaws of the Surviving Corporation and/or applicable law. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Changes of Directors and Officers in Connection with the Offer and the Merger.” Following the consummation of the Merger, we intend to cause BioTelemetry to be delisted from NASDAQ and deregistered under the Exchange Act. See Section 13 — “Certain Effects of the Offer.”

Except as otherwise disclosed in this Offer to Purchase, we do not have any present plans or proposals, and have engaged in no negotiations, that relate to or would result in any (i) extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving BioTelemetry or any of its subsidiaries, (ii) purchase, sale or transfer of a material amount of assets of BioTelemetry or any of its subsidiaries, (iii) material change in BioTelemetry’s present dividend rate or policy, indebtedness or capitalization, (iv) change in the present board of directors or management of BioTelemetry or (v) other material change in BioTelemetry’s corporate structure or business. We will continue to evaluate and review BioTelemetry and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view to determining how to optimally realize any potential benefits which arise from the relationship of the operations of BioTelemetry with those of other business units of Philips. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Philips acquires control of BioTelemetry, Philips will complete such evaluation and review of BioTelemetry and will determine what, if any, changes would be desirable in light of the circumstances. Such changes could include, among other things, restructuring BioTelemetry through changes in BioTelemetry’s business, corporate structure, articles of incorporation, bylaws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations. We intend to work with BioTelemetry’s management as part of a comprehensive review of BioTelemetry’s business, operations, capitalization and management with a view to optimizing development of BioTelemetry’s potential.

13.	Certain Effects of the Offer.

Market for Shares. If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Parent and BioTelemetry intend to consummate the Merger as soon as practicable following the Offer Acceptance Time.

NASDAQ Listing. The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on NASDAQ because Parent will be the only stockholder. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend, and will cause BioTelemetry, to delist the Shares from NASDAQ.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. As a result, BioTelemetry currently files periodic reports on account of the Shares. Subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, Parent and BioTelemetry will consummate the Merger as soon as practicable following the consummation of the Offer, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of BioTelemetry’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, BioTelemetry may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) BioTelemetry is not otherwise required to furnish or file reports under the Exchange Act.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Following the Offer (and prior to the Effective Time), the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.	Dividends and Distributions.

As described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of BioTelemetry,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except as otherwise (i) expressly required by the Merger Agreement, by any government entity or to comply with applicable law or the terms of any material contract binding on BioTelemetry or any of its subsidiaries in effect prior to the date of the Merger Agreement or (ii) approved in writing by Parent (which approval will not be unreasonably conditioned, withheld or delayed), BioTelemetry will not, and will cause its subsidiaries not to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests, except for dividends paid by any wholly owned subsidiary to BioTelemetry or to any other wholly owned subsidiary of BioTelemetry.

15.	Conditions to the Offer.

Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or (subject to any such rules and regulations) the payment for, any tendered Shares and, to the extent permitted by the Merger Agreement, may terminate the Offer at any scheduled Expiration Time (subject to any required extensions of the Offer pursuant to the Merger Agreement) if:

•	the Minimum Condition has not been satisfied;

•

the representations and warranties of BioTelemetry (i) set forth in Section 4.02(a) (Capitalization) of the Merger Agreement are not true and correct in all respects as of the Expiration Time with the same effect as if made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct in all respects would not reasonably be expected to result in additional liability to BioTelemetry, Parent or their respective affiliates in excess of $10,000,000 in the aggregate, (ii) set forth in Section 4.01(a) (Organization, Good Standing and Qualification), Section 4.02 (Capital Structure) (other than clause (a)), Section 4.03 (Corporate Authority; Approval and Fairness), Section 4.04(b)(i) (No Violations), Section 4.11(a) (Absence of Certain Changes), Section 4.20 (Takeover Statutes),Section 4.21 (Brokers and Finders) and Section 4.24 (Critical Technology) of the Merger Agreement are not true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the Expiration Time with the same effect as if made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) set forth in the Merger Agreement (other than those referred to in “(i)” or “(ii)” above) are not true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time as if made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Representation Bringdown Condition”);

•

BioTelemetry has not complied with or performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Expiration Time and such failure to comply has not been cured by the Expiration Time (the “Covenant Condition”);

•

Parent has not received a certificate signed on behalf of BioTelemetry by an executive officer of BioTelemetry certifying as to the satisfaction of the Representation Bringdown Condition and Covenant Condition;

•

since the date of the Merger Agreement, there has occurred any event, change, development, circumstance, fact or effect that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

•	the Regulatory Approval Condition has not been satisfied;

•	any law issued or enacted by any governmental entity is in effect and makes unlawful or prevents the consummation of the Offer or the Merger; or

•	the Merger Agreement is terminated in accordance with its terms.

The foregoing conditions (the “Offer Conditions”) are for the sole benefit of Parent and Purchaser and (except for the Minimum Condition) may be waived by Parent and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.	Adjustments to Prevent Dilution.

In the event that, notwithstanding BioTelemetry’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of BioTelemetry”), between the date of the Merger Agreement and the Effective Time, BioTelemetry changes the number of outstanding Shares by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Offer Price and the consideration payable in the Merger will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

17.	Certain Legal Matters; Regulatory Approvals.

General

Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our, Parent’s and Royal Philips’ review of publicly available filings by BioTelemetry with the SEC and other information regarding BioTelemetry, we are not aware of any governmental license or regulatory permit that appears to be material to BioTelemetry’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase.

Litigation

None.

State Takeover Statutes

Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us or Parent because the BioTelemetry Board has approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.

A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation was incorporated in, and had a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that certain Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”

U.S. Antitrust Compliance

Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information and documentary materials have been furnished to the Antitrust Division of the DOJ (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the initial waiting period for a cash tender offer is 15 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the acquiring person voluntarily withdraws and re-files to allow a second 15-day waiting period or if the reviewing agency issues a formal request for additional information and documentary material.

Under the terms of the Merger Agreement, Parent and BioTelemetry have agreed to file all notifications and other materials required under the HSR Act in connection with the purchase of Shares in the Offer and the

Merger promptly after the date of the Merger Agreement. Expiration or termination of the HRS Act’s waiting period is a condition to the consummation of the Offer.

The FTC and the Antitrust Division will consider the legality under the U.S. federal antitrust laws of our proposed acquisition of Shares pursuant to the Offer. At any time before or after Purchaser’s acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Philips, BioTelemetry or any of their respective subsidiaries or affiliates. U.S. state attorneys general and private persons may also bring legal action under the U.S. federal antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While we believe that the consummation of the Offer will not violate any U.S. federal antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger.

Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

•

Prior to the consummation of the Offer, which is the first date on which Parent irrevocably accepts for purchase the Shares tendered pursuant to the Offer, deliver to BioTelemetry a written demand for appraisal of Shares held, which demand must reasonably inform BioTelemetry of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer; and

•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Stockholder Approval Not Required

Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that BioTelemetry will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of BioTelemetry. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Parent and BioTelemetry will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of stockholders of BioTelemetry in accordance with Section 251(h) the DGCL.

Foreign Investment in the United States

Section 721 of the Defense Production Act of 1950, as amended (“Section 721”), empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President, after investigation, determines that the foreign person’s acquisition or investment threatens to impair the national security of the U.S. and that such threat cannot be adequately and appropriately resolved through a CFIUS mitigation agreement or other existing law. CFIUS, pursuant to Section 721, has been delegated the authority to review proposed transactions, including, when appropriate, by receiving a notice of a proposed transaction, conducting a review of a proposed transaction, determining when an investigation of a proposed transaction is warranted, conducting an investigation, requiring mitigation measures and submitting recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. BioTelemetry and Parent have elected to file a declaration to CFIUS pursuant to 31 C.F.R. § 800.402.

18.	Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

19.	Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such state. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such state and extend the Offer to holders of Shares in such state in compliance with applicable laws.

No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

We and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by BioTelemetry pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the BioTelemetry Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and BioTelemetry may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

DAVIES MERGER SUB, INC.

December 23, 2020

ANNEX A

CERTAIN INFORMATION REGARDING THE DIRECTORS

AND EXECUTIVE OFFICERS OF ROYAL PHILIPS, PARENT AND MERGER SUB

The following table sets forth, with respect to each director and executive officer of Royal Philips, Parent and Merger Sub: (i) such person’s name, (ii) such person’s current principal occupation or employment (including the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted) and (iii) the material occupations, positions, offices or employment held by such person within the past five years (including the starting and ending dates of each and the name, address and principal business of any corporation or other organization in which it was carried on). The address of each of the directors and executive officers of Royal Philips is Koninklijke Philips N.V., Breitner Center, Amstelplein 2, 1096 BC Amsterdam, The Netherlands. The address of each of the directors and executive officers of Parent and Merger Sub is Philips Holding USA Inc., 222 Jacobs Street, Cambridge, Massachusetts 02141. Unless otherwise specified, each person listed below is a citizen of the United States.

Royal Philips

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Frans van Houten (Netherlands)

Chief Executive Officer of Royal Philips, Chairman of the Board of Management and Executive Committee of Royal Philips

(2011 — Present)

Member of the Board of Directors of Novartis International AG, a producer of innovative patented medicines, generics and eye care devices located at Forum 1, Novartis Campus CH-4056 Basel, Switzerland

(2017 — Present)

Former Member of the Supervisory Board of Philips Lighting N.V. (current name Signify N.V.), a global market leader with recognized expertise in the development, manufacturing and application of innovative (LED) lighting solutions, located at Herikerbergweg 102, 1101 CM Amsterdam-Zuidoost, the Netherlands

(2016 — 2017)

Abhijit Bhattacharya (India)

Chief Financial Officer and Member of the Board of Management of Royal Philips

(2015 — Present)

Former Member of the Supervisory Board of Philips Lighting N.V. (current name Signify N.V.)

(2016 — 2018)

Marnix van Ginneken (Netherlands, United States)

Chief Legal Officer of Royal Philips

(2014 — Present)

Member of the Board of Management of Royal Philips

(2017 — Present)

Professor of International Corporate Governance at the Erasmus School of Law in Rotterdam, an institution of higher education focusing on legal education, located at Burgemeester Oudlaan 50, 3062 PA Rotterdam, The Netherlands

(2011 — Present)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Peter Löescher (Austria)

Member of the Supervisory Board of Royal Philips

(2020 — Present)

Chairman of the Board of Directors of Suzler AG, a Swiss industrial engineering and manufacturing firm, at Neuwiesenstrasse 15, Winterhur, 8401, Switzerland

(2014 — Present)

Chairman of the Supervisory Board of Telefónica Deutschland Holding AG, a Spanish multinational telecommunications company and one of the largest telephone operators and mobile network providers, located at Georg-Brauchle-Ring 23-25, München, 80992, Germany

(2020 — Present)

Member of the Board of Directors of Telefónica S.A, a Spanish multinational telecommunications company and one of the largest telephone operators and mobile network providers, located at Edificio Central PI 2A C/Ronda de la Comunicacion s/n 28050 Madrid, Spain

(2016 — Present)

Member of the Board of Directors at Thyssen-Bornemisza Group AG, a private venture capital firm and investment arm of the Thyssen-Bornemisza family, located at Claridenstrasse 26, 8002 Zürich, Switzerland

(2009 — Present)

Non-Executive member of the Board of Doha Venture Capital (DVC) LLC, a Qatar-based venture capital firm, located at Doha Venture Capital, 7th floor, General Secretariat of The Council of Ministers Building, P.O. Box 258, Doha, Qatar

(2019 — Present)

Senior Advisor at Bain Capital Private Equity LP, USA, an American private investment firm, specializing in private equity, venture capital, credit, public equity, impact investing, life sciences and real estate, located at 200 Clarendon Street, Boston, MA 02116, USA

(2019 — Present)

CEO and Delegate of the Board of Directors at Renova Management AG, a conglomerate with interests in aluminum, oil, energy, telecom and a variety of other sectors, active among others in Russia, Switzerland, South Africa and the USA, located at Klausstrasse 4, Zurich, 8008 Switzerland

(2014 — 2016)

Member of the Supervisory Board at Deutsche Bank AG, a German multinational investment bank and financial services company, located at Taunusanlage 12, 60325 Frankfurt am Main, Germany.

(2012 — 2017)

Chairman of the Supervisory Board at OMV AG, a multinational integrated oil and gas company, located at Trabrennstrasse 6-8, 2020 Vienna, Austria.

(2016 — 2019)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
David Pyott (United Kingdom, United States)

Member of the Supervisory Board of Royal Philips

(2019 — Present)

Member of the Board of Directors of Alnylam Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of RNA interference (RNAi) therapeutics for genetically defined diseases, located at 675 West Kendall Street, Cambridge, MA 02142, USA

(2015 — Present)

Member of the Board of Directors of BioMarin Pharmaceutical Inc., a biotechnology company, focused on rare diseases, located at 770 Lindaro Street, San Rafael, CA 94901, USA

(2016 — Present)

Chairman of the Board of Directors of privately held Bioniz Therapeutics, a biopharmaceutical company that develops first in class peptide therapeutics that selectively inhibit multiple cytokines to treat immune-inflammatory diseases and cancer, located at 5 Mason Street, Suite 275, Irvine, CA 92618, USA

(2016 — Present)

Deputy Chairman of the Governing Board of the London Business School, an international business school, located at 26 Sussex Place, Marylebone, London NW 4SA, United Kingdom

(2016 — Present)

President of the Advisory Board of the Foundation of the American Academy of Ophthalmology, a foundation whose mission is to advance the American Academy of Ophthalmology’s priority programs in clinical education, quality and data science and public service, located at 655 Beach Street, San Francisco, CA 94109-1336, USA

(2020 — Present)

President of the International Council of Ophthalmology Foundation, a nonprofit organization dedicated to the prevention of global blindness through education and service, located at 2261 Market Street, number 445, San Francisco, CA 94114, USA

(2020 — Present)

Member of the Board of Trustees of the California Institute of Technology, a private research university in Pasadena, California, known for its strength in science and engineering, located at 1200 East California Boulevard, Pasadena, CA 91125 , USA

(2019 — Present)

Member of the Advisory Board of the American Glaucoma Society Foundation, a nonprofit organization that’s mission is to revolutionize glaucoma care and prevent needless loss of vision for individuals worldwide, located at 655 Beach Street, San Francisco, CA 94109, USA

(2015 — Present)

Director of the Pan-American Association of Ophthalmology, a nonprofit organization with the mission to continue education for ophthalmologists, prevention of blindness and promotion of scientific

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
and cultural exchange among ophthalmologists of the Western Hemisphere and beyond, located at 1301 S Bowen Road 450, Arlington, Texas 76013, USA. (1998 — Present)
Feike Sijbesma (Netherlands)

Vice-Chair of the Supervisory Board of Royal Philips

(2020 — Present)

Non-Executive Director of Unilever PLC, a multinational consumer goods company whose food, savory products, tea, ice-creams, beauty products, home and personal care products, located at United Kingdom, Unilever House, 100 Victoria Embankment, London EC4Y 0DY, United Kingdom

(2014 — Present)

Member of the Supervisory Board at the Dutch Central Bank, the central bank of the Netherlands, located at Sarphatistraat 1, 1017 WS Amsterdam, the Netherlands

(2012 — Present)

Member of the Board of Trustees of the World Economic Forum, a non-profit organization that is committed to improving the state of the world by engaging business, political, academic and other leaders of society to shape global, regional and industry agendas, located at 91-92 route de la Capite, CH-1223 Cologny/Geneva, Switzerland

(2019 — Present)

Co-Chair and Commissioner of the Supervisory Board of the Global Center on Adaptation, an international organization that focuses on collaborating with a range of partners from across public and private sectors, to drive the mainstreaming the global climate agenda, via best practices and lighthouse products, located at Wilhelminakade 149C, 3072 AP Rotterdam, the Netherlands

(2018 — Present)

Member of the Managing Board Koninklijke DSM N.V., a Dutch multinational global science-based company in Nutrition and Sustainable Living, located at in the Netherlands, Het Overloon 1, 6411 TE Heerlen

(2000 — 2020)

Chief Executive Officer of Koninklijke DSM N.V., a Dutch multinational global science-based company in Nutrition and Sustainable Living. DSM’s headquarters are located in the Netherlands, Het Overloon 1, 6411 TE Heerlen.

(2007 — 2020)

Jeroen van der Veer (Netherlands)

Chairman of the Supervisory Board of Royal Philips

(2009 — Present)

Chairman of the Supervisory Board of Royal Boskalis Westminster N.V., a leading global services provider operating in the dredging, maritime infrastructure and maritime services sectors, located at Rosmolenweg 20, 3356 LK Papendrecht, The Netherlands

(2015 — Present)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years

Member and Deputy Chair of the Supervisory Board of Equinor ASA, an energy company developing oil, gas, wind and solar energy with operations in more than 30 countries, located at Statoil ASA, 4035 Stavanger, Norway

(2016 — Present)

Chairman of the Supervisory Council of Delft University of Technology, a public technology university, located at Cornelis Drebbelweg 9, 2628 FT Delft, The Netherlands

(2013 — Present)

Neelam Dhawan (India)

Member of the Supervisory Board of Royal Philips

(2012 — Present)

Member of the Board of Directors of ICICI Bank, an Indian multinational private sector banking and financial services company, located at ICICI Bank Towers, Bandra-Kurla Complex, Mumbai 400 051, India

(2018 — Present)

Member of the Board of Directors of Yatra Online, Inc., an Indian online travel agency and travel search engine. Yatra Online is headquartered in India, 1101, 11th Floor, Tower B, Unitech Cyber Park, Section-39, Gurgaon–122001, India

(2019 — Present)

Member of the Board of Directors of privately held Skylo Technologies Inc., a company providing a new way of networking communications using geo satellites of affordable and continuous global coverage, developed by engineers and scientists from the US and a deployment team in the US and India, located at located at No. 8, MCECHS Layout, K.V. Jayaram Road, Jakkur, Bangalore–560064

(2020 — Present)

Vice President for Global Industries, Strategic Alliances and Inside Sales for Asia and Japan of Hewlett Packard Enterprise, a provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses and large enterprises, including customers in the government, health and education sectors, located at 1150 Depot Road P.C 109673, Singapore

(2008 — 2017)

Head of the IBM India Advisory Board, a technology and consulting company, located at No. 12, Subramanya Arcade, Bannerghatta Main Road, Bangalore KA 560029, India

(2018 — 2020)

Liz Doherty (Ireland, United Kingdom)

Member of Supervisory Board of Royal Philips

(2019 — Present)

Member of the Supervisory Board of Corbion N.V., a Dutch food and biochemical company, producing bioingredient-based foods, chemicals derived from organic acids and lactic acid based solutions for the food,

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years

chemical and pharmaceutical industries, located at Piet Heinkade 127, 1019 GM Amsterdam the Netherlands

(2015 — Present)

Non-Executive Director of Novartis International AG

(2016 — Present)

Fellow of the Chartered Institute of Management Accountants, a UK-based professional body offering training and qualification in management accountancy and related subjects, focused on accountants working in industry, providing ongoing support and training to its members, located at Helicon, One South Place, LONDON EC2M 2RB, United Kingdom

(2006 — Present)

Advisor to Agrolimen SA’s subsidiaries GB foods & Affinity Petcare, a Spanish-based firm whose subsidiary GB Foods is a food company with operations across Europe and Africa and whose subsidiary Affinity Petcare is a leading European supplier of foods for dogs and cats located at Plaza Europa 54-PLT 4, 08902 L’Hospitalet de Llobregat, Spain

(2017 — Present)

Member of the Board of Directors of Dunelm Group PLC, a UK-based home furnishings retailer with stores throughout the United Kingdom, located at Watermead Business Park, Syston Leicestershire LE7 1 AD, United Kingdom

(2013 — 2019)

Non-executive Board member of Delhaize Group, a former Belgium-based international distributor of foods, that merged in 2016 with the Dutch company Koninklike Ahold N.V., with the name of the merger company being Ahold Delhaize N.V., located at Provincialeweg 11, 1506 MA Zaandam, The Netherlands

(2013 — 2016)

Member of the Board of Directors at Nokia Corporation, a Finnish multinational telecommunications, information technology and consumer electronics company, located at Karakaari 7, 02610 Espoo, Finland

(2013 — 2019)

Non-executive Board member at the United Kingdom Ministry of Justice (2015 — 2019)

Orit Gadiesh (Germany, Israel, United States)

Member of the Supervisory Board of Royal Philips

(2014 — Present)

Chairman of Bain & Company, one of the world’s leading business consulting firms, located at 40 Strand London WC2N 5RW, United Kingdom

(1993 — Present)

Member of the Board of Trustees of the World Economic Forum

(2015 — Present)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years

Member of the Supervisory Board at Schindler Group, a Swiss multinational company which manufactures escalators, moving walkways and elevators worldwide, located at Zugerstrasse 13, 6030 Ebikon Switzerland

(2020 — Present)

Member of the Board of Trustees of the Massachusetts Institute of Technology, a private land-grant research university in Cambridge, Massachusetts, located at: 77 Massachusetts Avenue, Cambridge, MA 02139, USA.

(2019 — Present)

Christine Poon

Vice-chair of the Supervisory Board of Royal Philips

(2009 — Present)

Member of the Board of Directors of Prudential, an international financial services group, with operation in the United States, Asia, Europe and Latin America, located at 751 Broad Street Newark, NJ 07102, USA

(2006 — Present)

Member of the Board of Directors of Regeneron, a leading biotechnology company using the power of science to bring new medicines to patients in need, located at 777 Old Saw Mill River Road Tarrytown, NY 10591, USA

(2010 — Present)

Member of the Board of Directors of Sherwin Williams, a manufacturer, distributor and seller of coatings and related products, located at 1400 Midland Building, 101 Prospect Ave. Cleveland, Ohio, 44115, USA

(2014 — Present)

Member of the Board of Directors of Decibel Therapeutics, a hearing company focused on discovering and developing new medicines to protect, repair and restore hearing, located at 1325 Boylston Street, Suite 500, Boston MA 02215, USA

(2019 — Present)

Marc Harrison

Member of the Supervisory Board of Royal Philips

(2018 — Present)

Chief Executive Officer of Intermountain Health Care, Inc./IHC Health Services, Inc., a not-for- profit healthcare system and the largest healthcare provider in the Intermountain West of the United States, located at 36 S State Street, Salt Lake City, Utah 84111, USA.

(2016 — Present)

Secretary of the Board of Trustees of the Intermountain Foundation, which oversees local and regional fundraising programs throughout Utah and Southeast Idaho and supports the mission of Intermountain Healthcare in helping people live the healthiest lives possible through grants to clinics, community health centers and healthcare-related not- for-profit agencies who provide healthcare services to low-income or

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years

uninsured people in the area, located at 36 S State Street, 23rd floor, Salt Lake City, Utah 84111, USA

(2016 — Present)

Member of the Board of Trustees of the Intermountain Community Care Foundation, which supports the mission of Intermountain Healthcare in helping people live the healthiest lives possible through grants to clinics, community health centers and healthcare-related not-for-profit agencies who provide healthcare services to low-income or uninsured people in Utah and southern Idaho, located at 36 S State Street, 23rd floor, Salt Lake City, Utah 84111, USA.

(2016 — Present)

Member of the Board of Directors at Select Health, Inc., a not-for-profit insurance organization serving members in Utah and Idaho, USA located at 5381 S Green Street, Murray, UT 84123, USA

(2016 — Present)

Chief of International Business of Cleveland Clinic, a not-for-profit American academic medical center, located at 9500 Euclid Avenue, Cleveland, Ohio 44195, USA

(2005 — 2016)

Philips Holding USA

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Vitor Rocha (Brazil, United States)

President and CEO of Philips North America LLC, located at 222 Jacobs Street, Cambridge, MA 02141.

(2018 — Present)

President, Chief Executive Officer and Member of Board of Directors of Philips Holding USA Inc.

(2018 — Present)

Ling Liu (China)	Head of Finance North America of Philips North America LLC. (2018 — Present) Vice President, Treasurer and Member of Board of Directors of Philips Holding USA Inc. (2018 — Present)
Joseph E. Innamorati

Senior Director, Legal Department, Philips North America LLC.

(2018 — Present)

Vice President, Secretary and Member of the Board of Directors, Philips Holding USA Inc.

(2005 — Present)

Vice President, Secretary and Member of the Board of Directors Davies Merger Sub, Inc.

(2020 — Present)

Davies Merger Sub, Inc.

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Ling Liu (China)	President and Member of the Board of Directors of Davies Merger Sub, Inc.. (2020 — Present) See above
Joseph E. Innamorati	Vice President, Secretary and Member of the Board of Directors Davies Merger Sub, Inc. (2020 — Present) See above
Paul Cavanaug

Vice President and Market Tax Manager North America of Philips North America LLC

(2008 — Present)

Vice President of Philips Holding USA Inc.

(2008 — Present)

Vice President of Davies Merger Sub, Inc.

(2020 — Present)

Irma Gomez

Senior Paralegal and Assistant Secretary of Philips North America LLC.(2013 — Present)

Assistant Secretary of Philips Holding USA Inc.

(2013 — Present)

Assistant Secretary of Davies Merger Sub, Inc.

(2020 — Present)

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE

SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH

BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES

REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A

STOCKHOLDER OF BIOTELEMETRY OR SUCH STOCKHOLDER’S BROKER, DEALER,

COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE

DEPOSITARY AS FOLLOWS:

American Stock Transfer & Trust Company, LLC

If delivering by hand, express mail, courier or other expedited service:	By mail:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Other Information:

Questions and requests for assistance may be directed to the Information Agent, at the address and telephone number set forth below. In addition, requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Stockholders, Banks and Brokers

Call Toll Free: (800) 561-3947